Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-140962

Alternative Loan Trust 2007-OH3

Final Term Sheet

$579,826,100 (Approximate)

CWALT, INC.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS
Mortgage Pass-Through Certificates, Series 2007-OH3
Distributions payable monthly, beginning August 27, 2007

The following classes of certificates are offered pursuant to this free writing prospectus:

	Initial Class Certificate Balance (1)	Pass-Through Rate(2)		Initial Class Certificate Balance (1)	Pass-Through Rate(2)
Class A-1-A	$158,685,000	Floating	Class M-2	$6,462,000	Floating
Class A-1-B	$170,000,000	Floating	Class M-3	$2,938,000	Floating
Class A-2	$136,952,000	Floating	Class M-4	$2,937,000	Floating
Class A-3	$ 82,172,000	Floating	Class M-5	$2,937,000	Floating
Class A-R	$ 100	Variable	Class M-6	$3,525,000	Floating
Class M-1	$ 9,987,000	Floating	Class M-7	$3,231,000	Floating
(1) This amount is subject to a permitted variance in the aggregate of plus or minus 10%.
(2) The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which the pass-through rates are based and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” in this free writing prospectus.

Summary

Issuing Entity

Issuing Entity

Alternative Loan Trust 2007-OH3, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

Countrywide Home Loans, Inc. and Flagstar Bank, FSB originated approximately 84.70% and 14.38%, respectively, of the mortgage loans by aggregate stated principal balance as of the cut-off date. The remaining mortgage loans were originated by various other originators, which, individually, originated less than 10% of the mortgage loans by aggregate stated principal balance as of the cut-off date.

Master Servicer

Countrywide Home Loans Servicing LP

Trustee

The Bank of New York

Certificate Swap Counterparty

Lehman Brothers Special Financing Inc.

Class A-1-B Swap Counterparty

BNP Paribas

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class C-P Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan, the later of July 1, 2007 and the date of origination of that mortgage loan (referred to as the “cut-off date”).

Closing Date

On or about July 30, 2007.

The Mortgage Loans

The mortgage pool will consist of 30-year and 40-year conventional, hybrid negative amortization mortgage loans secured by first liens on one-to-four family residential properties. The mortgage rate on each mortgage loan is fixed for a period of five years after origination. Thereafter, the interest rate on each mortgage loan adjusts semi-annually or annually based on a specified index.

The statistical information presented in this free writing prospectus regarding the mortgage loans is as of the cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$587,463,192
Number of Mortgage Loans	1,257
Average Current Principal Balance	$467,353
Range of Current Principal Balances	$49,625 to $2,771,992
Weighted Average Mortgage Rate less Lender Paid Mortgage Insurance	7.151%
Weighted Average Mortgage Rate	7.169%
Range of Mortgage Rates	5.000% to 9.250%
Weighted Average Minimum Mortgage Rate	2.282%
Weighted Average Maximum Mortgage Rate	12.169%
Weighted Average Original Loan-to-Value Ratio	74.96%
Percentage of Mortgage Loans with Original Loan-to-Value Ratios Greater than 80%	6.34%
Geographic Concentrations in excess of 10%:
California	51.49%
Florida	11.93%
Weighted Average Original Term to Stated Maturity	364 months
Weighted Average Remaining Term to Stated Maturity	364 months
Percentage of Mortgage Loans with Prepayment Charges	51.67%
Minimum FICO Score	620
Maximum FICO Score	824
Weighted Average FICO Score of Mortgage Loans with known FICO score	724
Number of Mortgage Loans with Unknown FICO Score	2
Percentage of Mortgage Loans with Unknown FICO Score	0.26%
Weighted Average Gross Margin	2.274%
Maximum Negative Amortization:
110%	3.32%
115%	96.68%
Weighted Average Maximum Negative Amortization	114.83%
Weighted Average Initial Payment Adjustment Date	July 5, 2012

Additional information regarding the mortgage loans is set forth in Annex A attached to this free writing prospectus.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance (1)	Type	Modeled Maturity Date (2)	Initial Rating (Moody’s) (3)	Initial Rating (S&P) (3)
Offered Certificates
Class A-1-A	$ 158,685,000	Senior/Floating Pass-Through Rate/Super Senior	January 25, 2038	Aaa	AAA
Class A-1-B	$ 170,000,000	Senior/Floating Pass-Through Rate/Super Senior	January 25, 2038	Aaa	AAA
Class A-2	$ 136,952,000	Senior/Floating Pass-Through Rate/Super Senior/Support	January 25, 2038	Aaa	AAA
Class A-3	$ 82,172,000	Senior/Floating Pass-Through Rate/Support	January 25, 2038	Aaa	AAA
Class A-R	$ 100	Senior/Variable Pass-Through Rate/Residual	August 27, 2007	Aaa	AAA
Class M-1	$ 9,987,000	Subordinate/Floating Pass-Through Rate	February 25, 2036	Aa1	AA+
Class M-2	$ 6,462,000	Subordinate/Floating Pass-Through Rate	March 25, 2035	Aa1	AA
Class M-3	$ 2,938,000	Subordinate/Floating Pass-Through Rate	December 25, 2033	Aa2	AA-
Class M-4	$ 2,937,000	Subordinate/Floating Pass-Through Rate	December 25, 2032	Aa3	A+
Class M-5	$ 2,937,000	Subordinate/Floating Pass-Through Rate	September 25, 2031	A1	A
Class M-6	$ 3,525,000	Subordinate/Floating Pass-Through Rate	December 25, 2030	A2	BBB+
Class M-7	$ 3,231,000	Subordinate/Floating Pass-Through Rate	January 25, 2030	Baa1	BBB-

Non-Offered Certificates (4)

Class C-P (5)	N/A	Excess Cash Flow/Prepayment Charges

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)	Each date was determined as described under “Yield, Prepayment and Maturity Considerations—Modeled Maturity Date” in this free writing prospectus.

(3)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(4)
The Class C-P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class C-P Certificates is provided only to permit a better understanding of the offered certificates.

(5)
The Class C-P Certificates will be entitled to receive all remaining excess cashflow and all prepayment charges received in respect of the mortgage loans. The Class C-P Certificates will not bear interest.

The certificates will also have the following characteristics:

LIBOR Certificates

Class	Pass-Through Rate On and Before Optional Termination Date (1)	Pass-Through Rate After Optional Termination Date (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1-A	LIBOR + 0.290%	LIBOR + 0.580%	(2)	Actual/360 (3)
Class A-1-B	LIBOR + 0.220% (4)	LIBOR + 0.440% (4)	(2)	Actual/360 (3)
Class A-2	LIBOR + 0.350%	LIBOR + 0.700%	(2)	Actual/360 (3)
Class A-3	LIBOR + 0.500%	LIBOR + 1.000%	(2)	Actual/360 (3)
Class A-R	(5)	(5)	(6)	30/360 (7)
Class M-1	LIBOR + 0.800%	LIBOR + 1.200%	(2)	Actual/360 (3)
Class M-2	LIBOR + 1.000%	LIBOR + 1.500%	(2)	Actual/360 (3)
Class M-3	LIBOR + 1.250%	LIBOR + 1.875%	(2)	Actual/360 (3)
Class M-4	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-5	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-6	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-7	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)

Non-Offered Certificates
Class C-P	N/A	N/A	N/A	N/A

(1)
The pass-through rates on the LIBOR Certificates (other than the Class A-1-B Certificates prior to the termination of the Class A-1-B swap contract) may adjust monthly based on the level of one-month LIBOR, subject to the lesser of a net rate cap and 10% per annum. Prior to the termination of the Class A-1-B swap contract, the pass-through rate on the Class A-1-B Certificates may adjust monthly based on the level of one-month LIBOR. One-month LIBOR for the related accrual period is calculated as described under “Description of the Certificates—Determination of LIBOR” in this free writing prospectus.

(2)
The accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the applicable accrual period.

(4)
After the termination of the Class A-1-B swap contract, the pass-through rate for the Class A-1-B Certificates will be the least of (i) one-month LIBOR, plus (a) 0.290% on or before the optional termination date or (b) 0.580% after the optional termination date, (ii) the net rate cap and (iii) 10% per annum.

(5)
The pass-through rate for the Class A-R Certificates for the accrual period related to any distribution date will be a per annum rate equal to the weighted average adjusted net mortgage rate of the mortgage loans.

(6)	The accrual period for any distribution date will be the calendar month before the month of that distribution date.

(7)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A-1-A, Class A-1-B, Class A-2, Class A-3 and Class A-R Certificates

Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates

LIBOR Certificates	Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates and the Subordinated Certificates

Offered Certificates	Senior Certificates and Subordinated Certificates

Non-Offered Certificates	Class C-P Certificates

Record Date

LIBOR Certificates:

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.

Class A-R Certificates:

The last business day of the month preceding the month of the distribution date, or in the case of the first distribution date, the closing date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, and through Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on August 27, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the offered certificates is the distribution date in September 2047. Since the rate of distributions in reduction of the class certificate balance of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table above.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates will be entitled to receive:

•
the interest that has accrued at the related pass-through rate during the related accrual period on the class certificate balance of that class of certificates immediately prior to that distribution date, and

•	any interest due on a prior distribution date that has not been paid (sometimes referred to as interest carry forward amount),

minus,

•
any net deferred interest allocated to that class of certificates on that distribution date; provided, however, that for so long as the Class A-1-B swap contract is in effect, the interest entitlement of the Class A-1-B Certificates will not be reduced by net deferred interest.

Net Deferred Interest

For any distribution date, the amount of the net deferred interest that will be allocated to the classes of certificates will equal the excess, if any, of:

•	the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date over

•
the amount of principal prepayments and subsequent recoveries received on the mortgage loans during the prepayment period and due period related to that distribution date (this excess amount is referred to as the “net deferred interest”).

For any distribution date, the net deferred interest on the mortgage loans will be allocated to each class of certificates in an amount equal to the excess, if any, of:

•	the amount of interest accrued on the class of certificates at its pass-through rate during the accrual period related to that distribution date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates equaled the adjusted cap rate for that distribution date.

The net deferred interest allocated to a class of certificates will be added as principal to the outstanding class certificate balance of such class of certificates; provided that so long as the Class A-1-B swap contract is in effect, the net deferred interest allocable to the Class A-1-B Certificates will not be added to the class certificate balance thereof. Any such amount that otherwise would be added to the class certificate balance of the Class A-1-B Certificates is referred to as the “Class A-1-B swap principal amount”.

Net Rate Carryover

If the pass-through rate on a class of LIBOR Certificates for the accrual period related to a distribution date is limited by the net rate cap, any resulting interest shortfall (referred to as “net rate carryover”) may be paid (at a rate up to a maximum of 10% per annum) from excess cashflow as described below under “—Excess Cashflow” and from amounts available under the certificate swap contract as described below under “—The Certificate Swap Contract.”

Prior to the termination of the Class A-1-B swap contract, any payments in respect of net rate carryover that otherwise would have been allocated to the Class A-1-B Certificates will be deposited into the Class A-1-B swap account.

Class A-1-B Swap Contract

Countrywide Home Loans has entered into an interest rate swap contract, referred to as the “Class A-1-B swap contract”, for the benefit of the Class A-1-B Certificates. The Class A-1-B swap contract will be assigned to The Bank of New York, in its capacity as swap contract administrator, on the closing date.

On each distribution date on or prior to the Class A-1-B swap contract termination date, the swap contract administrator will be obligated to pay to the Class A-1-B swap counterparty an amount equal to the sum of (a) the Class A-1-B swap fee, (b) current interest and interest carry forward amounts in respect of the Class A-1-B Certificates for such distribution date, (c) all distributions of amounts in respect of net rate carryover to which the Class A-1-B Certificates would be entitled in the absence of the Class A-1-B swap contract and (d) the sum of (i) distributions in respect of the Class A-1-B swap principal amount and (ii) current interest and interest carry forward amounts on the Class A-1-B swap principal amount at the pass-through rate for the Class A-1-B Certificates for such distribution date. On the business day preceding each distribution date on or prior to the Class A-1-B swap contract termination date, the Class A-1-B swap counterparty will be obligated to pay to the swap contract administrator an amount equal to the product of (a) the sum of (i) one-month LIBOR and (ii) the pass-through margin for the Class A-1-B Certificates, (b) a notional amount equal to the class certificate balance of the Class A-1-B Certificates immediately prior to such distribution date and (c) the actual number of days in the accrual period divided by 360.

The swap fee payable to the Class A-1-B swap counterparty on each distribution date prior to the Class A-1-B swap contract termination date is an amount equal to the product of (a) either (i) 0.07% for any distribution date on or before the optional termination date or (ii) 0.14% for any distribution date after the optional termination date, (b) the class certificate balance of the Class A-1-B Certificates immediately prior to such distribution date and (c) the actual number of days in the accrual period divided by 360.

On each distribution date, to the extent that the amount payable by the swap contract administrator exceeds the amount payable by the Class A-1-B swap counterparty under the Class A-1-B swap contract, the swap contract administrator will remit the amount of that excess to the Class A-1-B swap counterparty from funds on deposit in the Class A-1-B swap account. To the extent that the amount payable by the Class A-1-B swap counterparty exceeds the amount payable by the swap contract administrator under the Class A-1-B swap contract, the Class A-1-B swap counterparty will be required to pay to the swap contract administrator, on the business day preceding such distribution date, the amount of that excess. Any net payment received from the Class A-1-B swap counterparty will be allocated to the Class A-1-B swap account to be used to make distributions on the Class A-1-B Certificates. Any such allocation will not be available to cover any amounts on any other class of certificates.

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus. The priority of distributing principal among the classes of certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•
all scheduled installments of interest (after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•
net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to the mortgage loans;

•
partial or full prepayments collected on the mortgage loans during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest; and

•	any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•
the master servicing fee and additional servicing compensation due to the master servicer (as described in this free writing prospectus under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses” and “Description of the Certificates—Priority of Distributions Among Certificates”);

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement

•	all prepayment charges (which are distributable only to the Class C-P Certificates); and

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed.

Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by a per annum rate (referred to as the master servicing fee rate) which equals 0.375%. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans, as described in this free writing prospectus.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Payments:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

•
to the certificate swap account, the amount of any net certificate swap payment and any certificate swap termination payment (other than a certificate swap termination payment due to a certificate swap counterparty trigger event) payable to the certificate swap counterparty;

•
prior to the termination of the Class A-1-B swap contract, to the Class A-1-B swap account, the amount of the Class A-1-B swap fee payable to the Class A-1-B swap counterparty with respect to such distribution date;

•
concurrently, to each class of senior certificates, current interest and interest carry forward amounts and, prior to the termination of the Class A-1-B swap contract, to the Class A-1-B swap account, current interest and interest carry forward amounts on the Class A-1-B swap principal amount at the pass-through rate for the Class A-1-B Certificates for that distribution date; provided, however, that prior to the termination of the Class A-1-B swap contract, any amounts of current interest and interest carry forward amount that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B swap contract will instead be distributed to the Class A-1-B swap account and, provided further, if a Class A-1-B swap termination payment (other than a Class A-1-B swap termination payment due to a Class A-1-B swap counterparty trigger event) is due to the Class A-1-B swap counterparty, then any amounts of current interest and interest carry forward amount that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B swap termination payment will instead be distributed, up to the amount of such Class A-1-B swap termination payment, to the Class A-1-B swap account;

•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, current interest for each such class; and

•	any remaining interest funds, as part of excess cashflow.

Priority of Distributions; Distributions of Principal

Effect of the Stepdown Date if a Trigger Event is not in Effect

On any distribution date on or after the stepdown date (and so long as no trigger event is in effect), instead of allocating all amounts distributable as principal on the certificates to the senior classes of certificates and the Class A-1-B swap principal amount until those senior classes and the Class A-1-B swap principal amount are paid in full, a portion of those amounts distributable as principal will be allocated to the subordinated certificates.

The amount allocated to each class of certificates on or after the stepdown date and so long as a trigger event is not in effect will be based on the targeted level of overcollateralization and subordination for each class of certificates for that distribution date.

Trigger Events:

A “trigger event” refers to certain specified levels of losses and/or delinquencies on the mortgage loans. Prior to the stepdown date or if a trigger event is in effect on or after the stepdown date, all amounts distributable as principal on a distribution date will be allocated first to the senior certificates and to the Class A-1-B swap principal amount until such certificates and amount are reduced to zero, before any distributions of principal are made on the subordinated certificates.

The Stepdown Date:

The stepdown date will be the earlier of:

•
the distribution date immediately following the distribution date on which the sum of (i) the aggregate class certificate balance of the senior certificates and (ii) the Class A-1-B swap principal amount, if any, is reduced to zero; and

•
the later of: (a) the August 2010 distribution date and (b) the first distribution date on which the sum of (i) the aggregate class certificate balance of the senior certificates and (ii) the Class A-1-B swap principal amount, if any, is less than or equal to (1) prior to the distribution date in August 2013, approximately 83.125% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period) and (2) on or after the distribution date in August 2013, approximately 86.500% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period).

On any distribution date prior to the stepdown date or on which a trigger event is in effect, the principal distribution amount will be distributed in the following order:

•	to the classes of senior certificates and the Class A-1-B swap account, as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below;

•
from the remaining principal distribution amount, sequentially, in order of their distribution priorities, to each class of subordinated certificates, until their respective class certificate balances are reduced to zero; and

•	any remaining principal distribution amount, as part of excess cashflow.

On any distribution date on or after the stepdown date and so long as a trigger event is not in effect, the principal distribution amount will be distributed in the following order:

•
in an amount up to the senior principal distribution target amount, to the classes of senior certificates and the Class A-1-B swap account, as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below;

•
from the remaining principal distribution amount, sequentially, in order of their distribution priorities, to each class of subordinated certificates, the subordinated class principal distribution target amount for each such class, until their respective class certificate balances are reduced to zero; and

•	any remaining principal distribution amount, as part of excess cashflow.

Priority of Payments; Distributions of Principal to the Senior Certificates

On any distribution date on which distributions of principal are made to the Class A-1-B swap account and the senior certificates, the distributions will be distributed in the following order of priority:

•	to the Class A-R Certificates, until its class certificate balance is reduced to zero; and

•
concurrently and on a pro rata basis based on (1) the Class A-1-B swap principal amount for such distribution date and (2) the aggregate class certificate balance of the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates, as follows:

(1)	to the Class A-1-B swap account, an amount up to the Class A-1-B swap principal amount, and

(2)	concurrently, to the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates, pro rata, until their respective class certificate balances are reduced to zero.

Applied Realized Loss Amounts

After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the senior certificates. Realized losses on the mortgage loans will be allocated in the following order of priority:

•
to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero,

•	to the Class A-3 Certificates, until its class certificate balance is reduced to zero,

•	to the Class A-2 Certificates, until its class certificate balance is reduced to zero, and

•
concurrently, to the Class A-1-A and Class A-1-B Certificates and the Class A-1-B swap principal amount, pro rata, until their respective class certificate balances or amount, as applicable, are reduced to zero.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans exceeds the sum of the aggregate class certificate balance of the LIBOR Certificates and the Class A-1-B swap principal amount, if any.

On the closing date, the aggregate stated principal balance of the mortgage loans is expected to exceed the initial aggregate class certificate balance of the LIBOR Certificates by approximately 1.30% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

The mortgage loans are expected to generate more interest than is needed to pay the net certificate swap payments to the certificate swap counterparty, the Class A-1-B swap fee, interest on the interest-bearing classes of certificates, interest on the Class A-1-B swap principal amount and the fees and expenses payable by the issuing entity.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans if those losses are not otherwise covered by excess cashflow (if any). The required level of overcollateralization may change over time.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest funds and principal funds have been distributed.

On any distribution date, the excess cashflow (if any) will be distributed in the following order:

•
to the Class A-1-B swap account (up to the Class A-1-B swap principal amount) and to the classes of certificates that are entitled to receive principal on that distribution date to the extent necessary to restore or maintain the required level of overcollateralization;

•	to the classes of senior certificates and to the Class A-1-B swap account in the following order:

•
concurrently, to the Class A-1-A and Class A-1-B Certificates and to the Class A-1-B swap account, pro rata based on the unpaid realized loss amount for such classes and the Class A-1-B swap principal amount, respectively, in an amount up to the unpaid realized loss amount for such classes and such amount, respectively,

•	to the Class A-2 Certificates, in an amount up to the unpaid realized loss amount for such class, and

•	to the Class A-3 Certificates, in an amount up to the unpaid realized loss amount for such class,

•
sequentially, in order of their distribution priorities, to each class of subordinated certificates, in each case first in an amount up to any interest carry forward amount and then in an amount up to the unpaid realized loss amount for each such class;

•
concurrently, to each class of LIBOR Certificates, pro rata based on their respective class certificate balances to the extent needed to pay any net rate carryover for each such class; and then any excess cashflow remaining will be distributed to each class of certificates with respect to which there remains any unpaid net rate carryover, pro rata, based on the amount of such remaining unpaid net rate carryover; provided, however, that prior to the termination of the Class A-1-B swap contract, any amounts of unpaid net rate carryover that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B swap contract will instead be distributed to the Class A-1-B swap account and, provided further, if a Class A-1-B swap termination payment (other than a Class A-1-B swap termination payment due to a Class A-1-B swap counterparty trigger event) is due to the Class A-1-B swap counterparty, then any amounts of unpaid net rate carryover that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B swap termination payment will instead be distributed, up to the amount of such Class A-1-B swap termination payment, to the Class A-1-B swap account;

•
concurrently, to the certificate swap account and the Class A-1-B swap account, up to the amount of any unpaid certificate swap termination payment and unpaid Class A-1-B swap termination payment due to the certificate swap counterparty and the Class A-1-B swap counterparty, respectively, as a result of a certificate swap counterparty trigger event or a Class A-1-B swap counterparty trigger event, as applicable, pro rata, based upon the respective amounts of such unpaid payments; and

•	to the Class C-P and Class A-R Certificates, as specified in the pooling and servicing agreement.

Subordination

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

The senior certificates will have a distribution priority over the subordinated certificates. Within the classes with an “M” designation, the distribution priority is in numerical order.

Once the protection provided by excess cashflow and overcollateralization is exhausted, subordination is designed to provide the holders of certificates having a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, among the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates in accordance with the priorities set forth above under “—Applied Realized Loss Amounts.”

The Certificate Swap Contract

Countrywide Home Loans, Inc. has entered into an interest rate swap contract, which will be assigned to The Bank of New York, in its capacity as swap contract administrator, on the closing date. On each distribution date on or prior to the certificate swap contract termination date, the swap contract administrator will be obligated to pay to the certificate swap counterparty an amount equal to the product of (i) 5.45% per annum, (ii) the certificate swap contract notional balance for that distribution date and (iii) the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360. In addition, on the business day preceding each distribution date on or prior to the certificate swap contract termination date, the certificate swap counterparty will be obligated to pay to the swap contract administrator an amount equal to the product of (i) one-month LIBOR (as determined by the certificate swap counterparty), (ii) the certificate swap contract notional balance for that distribution date, and (iii) the actual number of days in the related calculation period, divided by 360.

To the extent that the payment payable by the swap contract administrator exceeds the payment payable by the certificate swap counterparty, the trustee will be required to deduct from the available funds the amount of that excess and, in its capacity as trustee of the certificate swap trust, to remit the amount of that excess to the swap contract administrator for payment to the certificate swap counterparty. To the extent that the payment payable by the certificate swap counterparty exceeds the payment payable by the swap contract administrator, the certificate swap counterparty will be required to pay to the swap contract administrator the amount of that excess. Any net certificate swap payment received by the swap contract administrator from the certificate swap counterparty will be remitted to the certificate swap trust only to the extent necessary to cover unpaid current interest, net rate carryover and unpaid realized loss amounts on the LIBOR Certificates and to maintain or restore overcollateralization. The remaining portion of any net certificate swap payment received by the swap contract administrator from the certificate swap counterparty will be paid to Countrywide Home Loans, Inc. and will not be available to cover any amounts on any class of certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of that mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity regardless of current pay status, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that repurchase obligation.

If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, Inc., in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans, Inc. will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer.

The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The holder of the largest percentage interest of the Class C-P Certificates (the directing holder) will have the right to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. If the first auction is unsuccessful, the auction process may be repeated periodically at the direction of the directing holder until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the directing holder does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund and the swap trust) consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The LIBOR Certificates will represent beneficial ownership of “regular interests” in the master REMIC identified in the pooling and servicing agreement, a beneficial interest in the right to receive payments of net rate carryover pursuant to the pooling and servicing agreement and the deemed obligation to make termination payments on the certificate swap contract. The Class A-1-B Certificates will also represent certain rights and deemed obligations with respect to the Class A-1-B swap contract. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

The swap trust, the certificate swap contract, the certificate swap account, the Class A-1-B swap contract and the Class A-1-B swap account will not constitute any part of any REMIC created under the pooling and servicing agreement.

ERISA Considerations

The Class A-1-A and Class A-1-B Certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of the benefit plan, so long as certain conditions are met, and provided that

•
so long as the certificate swap contract is in effect, such purchase or holding of the Class A-1-A and Class A-1-B Certificates is also eligible for exemptive relief available under a class exemption or a statutory exemption, and

•
so long as the Class A-1-B swap contract is in effect, such purchase or holding of the Class A-1-B Certificates is also eligible for exemptive relief available under a class exemption or a statutory exemption.

A fiduciary of such plans or arrangements must determine that the purchase of a certificate is consistent with its fiduciary duties and does not result in a nonexempt prohibited transaction under applicable law.

The offered certificates (other than the Class A-1-A and Class A-1-B Certificates) may not be purchased or held by employee benefit plans or other retirement arrangements subject to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code of 1986, unless such purchase or holding is made by an insurance company using funds contained in an insurance company general account and so long as certain requirements are met.

Legal Investment

The senior certificates and the Class M-1, Class M-2, Class M-3 and Class M-4 Certificates will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

General

As of the cut-off date, the aggregate Stated Principal Balance of the Mortgage Loans in the mortgage pool was approximately $587,463,192 which is referred to as the “Cut-off Date Pool Principal Balance.” The Cut-off Date Pool Principal Balance is subject to a variance of plus or minus 10%.

As of the cut-off date, approximately 84.70% and 14.38% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, were originated by Countrywide Home Loans, Inc. and Flagstar Bank, FSB, respectively, and the remaining Mortgage Loans were originated by unrelated third parties, which, individually, originated less than 10% of the Mortgage Loans by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

All of the Mortgage Loans to be included in the issuing entity will be evidenced by promissory notes secured by first lien deeds of trust, security deeds or mortgages on one- to four-family residential properties. All of the Mortgage Loans have original terms to maturity of 30 years or 40 years. The principal balance of each Mortgage Loan as of the cut-off date reflects the application of scheduled payments of principal due on the Mortgage Loan on or prior to the cut-off date, whether or not received, and any amounts of Deferred Interest added to the Stated Principal Balance of such Mortgage Loan as a result of negative amortization (as described below). Whenever reference is made in this free writing prospectus to a percentage of some or all of the Mortgage Loans, that percentage is determined on the basis of the Stated Principal Balances of such Mortgage Loans as of the cut-off date, unless otherwise specified.

All of the Mortgage Loans provide that payments are due on the first day of each month (the “Due Date”). Scheduled monthly payments made by the borrowers on the Mortgage Loans (referred to as “scheduled payments”) either earlier or later than their scheduled Due Dates will not affect the amortization schedule or the relative application of the payments to principal and interest. Approximately 51.67% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, require the payment of prepayment charges in connection with certain prepayments. The remaining Mortgage Loans may be prepaid at any time without a prepayment charge.

All of the Mortgage Loans are “hybrid negative amortization loans.” The mortgage rates for the hybrid negative amortization loans are fixed for a five year period after origination. Each hybrid negative amortization loan provides for the adjustment to its mortgage rate (the “Mortgage Rate”) at the end of its five-year fixed-rate period and semi-annually or annually thereafter (each such date, an “Adjustment Date”) in accordance with the terms of the related mortgage note to equal the sum, rounded to the nearest 0.125%, of (1) the Mortgage Index specified in the related mortgage note and (2) a fixed percentage amount specified in the related mortgage note (the “Gross Margin”). However, on any Adjustment Date, the Mortgage Rate for the hybrid negative amortization loans may not increase by more than either 1.000% or 2.000% per annum (as specified in the related mortgage note), with the exception of the initial Adjustment Date on which the Mortgage Rate on each hybrid negative amortization loan may not increase by more than 5.000% per annum. Those limitations on the increase in the Mortgage Rate are referred to as the “Subsequent Periodic Rate Caps” and “Initial Periodic Rate Cap”, respectively. Adjustments to the Mortgage Rate for each hybrid negative amortization loan are subject to a lifetime maximum interest rate of 5.000% per annum above the initial Mortgage Rate (the “Maximum Mortgage Rate”). After the fixed-rate period, each hybrid negative amortization loan specifies a lifetime minimum interest rate (the “Minimum Mortgage Rate”), which is generally equal to the Gross Margin for that mortgage loan.

For all of the hybrid negative amortization loans, the “Mortgage Index” is either (i) the average of the London interbank offered rates for one-year U.S. dollar deposits in the London market, generally as set forth in either The Wall Street Journal or some other source generally accepted in the residential mortgage loan origination business and specified in the related mortgage note, or, if such rate ceases to be published in The Wall Street Journal or becomes unavailable for any reason, then based upon a new index selected by the Master Servicer, based on comparable information, in each case, as most recently announced as of either 45 days prior to, or the first business day of the month immediately preceding the month of, the related Adjustment Date (the “One-Year LIBOR Index”) or (ii) the average of the London interbank offered rates for six-month U.S. dollar deposits in the London market, generally as set forth in either The Wall Street Journal or some other source generally accepted in the residential mortgage loan origination business and specified in the related mortgage note, or, if such rate ceases to be published in The Wall Street Journal or becomes unavailable for any reason, then based upon a new index selected by the Master Servicer, based on comparable information, in each case, as most recently announced as of either 45 days prior to, or the first business day of the month immediately preceding the month of, the related Adjustment Date (the “Six-Month LIBOR Index”).

Unless the Maximum Negative Amortization Limit is reached as described below, the minimum scheduled payment for each hybrid negative amortization loan is less than the monthly interest-only payment calculated at the then-current Mortgage Rate on the unpaid principal balance of that Mortgage Loan during the period beginning on the first Due Date and ending on the five-year or ten-year anniversary, as applicable, of the first Due Date for the mortgage loan (such period, the “Recast Period”). For hybrid negative amortization loans that have a five-year Recast Period, the monthly minimum payment for the Recast Period is calculated based on an interest rate that is less than the current Mortgage Rate and ranges from 1.375% per annum to 5.375% per annum, and at the end of that five-year Recast Period, the minimum scheduled payment will adjust and on each Adjustment Date thereafter until the ten-year anniversary of the first Due Date and will be equal to the monthly interest-only payment calculated at the then-current Mortgage Rate on the unpaid principal balance of that mortgage loan. For hybrid negative amortization loans that have a ten-year Recast Period, the monthly minimum payment for the first five years of the Recast Period is calculated based on an interest rate that is less than the current Mortgage Rate and ranges from 1.000% per annum to 5.250% per annum, and for the second five years of the Recast Period, the monthly minimum payment is calculated based on the current Mortgage Rate, minus a mortgage rate adjustment that ranges from 4.000% per annum to 5.000% per annum. The interest rate used in determining the monthly minimum payment during the Recast Period (and the mortgage rate adjustment applied during the last five years of the Recast Period for hybrid negative amortization loans with a ten-year Recast Period) is determined based on the attributes of the hybrid negative amortization loan at origination.

If within the Recast Period, the unpaid principal balance of any hybrid negative amortization loan exceeds the Maximum Negative Amortization Limit for that mortgage loan, the minimum scheduled payment will be adjusted to an amount sufficient to pay the monthly interest-only payment calculated at the then-current Mortgage Rate on the unpaid principal balance of that mortgage loan. The “Maximum Negative Amortization Limit” for a hybrid negative amortization loan is the maximum amount of Deferred Interest that is permitted before the scheduled payment is required to be adjusted as set forth in the preceding sentence, expressed as a percentage of the original principal balance of that mortgage loan.

On the ten-year anniversary of the first Due Date for a hybrid negative amortization loan, the minimum scheduled payment will be adjusted on that date and on each Adjustment Date thereafter to an amount sufficient to fully amortize the unpaid principal balance of the hybrid negative amortization loan over its remaining term to maturity at the then-current Mortgage Rate.

There is no limit on increases or decreases in the scheduled payment under any of the payment adjustment situations described above.

Each borrower has a variety of monthly payment options under a hybrid negative amortization loan. Until the earlier of (i) the five year or ten year anniversary of the first Due Date, as applicable, for the hybrid negative amortization loan and (ii) the Due Date after the Maximum Negative Amortization Limit is reached, the borrower also has the option to make a payment that

•	equals the minimum scheduled payment described above, or

•
equals the monthly interest-only payment calculated at the current Mortgage Rate on the unpaid principal balance of that mortgage loan (unless the minimum scheduled payment is greater in which case the borrower must pay at least the minimum scheduled payment), or

•
is sufficient to fully amortize the unpaid principal balance of the hybrid negative amortization loan over (i) its actual remaining term to maturity at the current Mortgage Rate or (ii) an assumed remaining term to maturity at the current Mortgage Rate where it is assumed that the original term to maturity for that mortgage loan was 15 years.

Any payment by a borrower that is made in accordance with one of the payment options described above will not constitute a prepayment.

The principal balance of a hybrid negative amortization loan will increase during the Recast Period if only the minimum scheduled payment is made because the interest accrued during the related accrual period at the applicable Mortgage Rate will be greater than the minimum scheduled payment due on the related due date and that unpaid interest will be added to the principal balance of the mortgage loan.

In addition, due to the payment options available to borrowers, the amount of a scheduled payment may be more or less than the amount necessary to amortize fully the principal balance of the hybrid negative amortization loan over its then remaining term at the applicable Mortgage Rate. Accordingly, hybrid negative amortization loans may be subject to negative amortization if interest accrued during the related accrual period at the applicable Mortgage Rate is greater than the entire monthly payment due on the related due date (which is referred to as “Deferred Interest”).

Any Deferred Interest will be added to the principal balance of the hybrid negative amortization loan and interest will accrue thereon, and if such Deferred Interest is not offset by subsequent accelerated amortization, it may result in a final lump sum payment at maturity greater than, and potentially substantially greater than, the monthly payment due in the immediately preceding Due Period.

A “5/1 Mortgage Loan” has (i) a mortgage rate that is fixed for approximately five years after origination before the Mortgage Rate for that Mortgage Loan becomes subject to annual adjustment based on the One-Year LIBOR Index and (ii) a five or ten-year Recast Period. A “5/25 Mortgage Loan” and a “5/35 Mortgage Loan” have (i) mortgage rates that are fixed for approximately five years after origination before the Mortgage Rate for the related Mortgage Loan becomes subject to semi-annual adjustment based on the Six-Month LIBOR Index and (ii) a five-year Recast Period.

The “Loan-to-Value Ratio” of a mortgage loan at any given time is a fraction, expressed as a percentage, the numerator of which is the principal balance of the related mortgage loan at the date of determination and the denominator of which is the Collateral Value. The “Collateral Value” is,

•	in the case of a purchase, the lesser of the selling price of the mortgaged property or its appraised value at the time of sale, or

•
in the case of a refinance, the appraised value of the mortgaged property at the time of the refinance, except in the case of a mortgage loan underwritten pursuant to Countrywide Home Loans’ Streamlined Documentation Program as described under “—Underwriting Process.”

With respect to mortgage loans originated pursuant to Countrywide Home Loans’ Streamlined Documentation Program,

•
if the loan-to-value ratio at the time of the origination of the mortgage loan being refinanced was 80% or less and the loan amount of the new loan being originated is $650,000 or less, then the “Loan-to-Value Ratio” will be the ratio of the principal amount of the new mortgage loan being originated divided by the appraised value of the related mortgaged property at the time of the origination of the mortgage loan being refinanced, as reconfirmed by Countrywide Home Loans using an automated property valuation system; or

•
if the loan-to-value ratio at the time of the origination of the mortgage loan being refinanced was greater than 80% or the loan amount of the new loan being originated is greater than $650,000, then the “Loan-to-Value Ratio” will be the ratio of the principal amount of the new mortgage loan being originated divided by the appraised value of the related mortgaged property as determined by an appraisal obtained by Countrywide Home Loans at the time of the origination of the new mortgage loan.

Although all of the Mortgage Loans are secured by first liens, the tables set forth in Annex A include the Combined Loan-to-Value Ratios of certain Mortgage Loans. The “Combined Loan-to-Value Ratio” of a mortgage loan originated by Countrywide Home Loans is a fraction, expressed as a percentage, the numerator of which is the sum of (i) the principal balance of the mortgage loan at origination and (ii) the outstanding principal balance at origination of the mortgage loan of any junior mortgage loan(s) originated by Countrywide Home Loans contemporaneously with the origination of the senior mortgage loan (or, in the case of any open-ended junior revolving home equity line of credit, the maximum available line of credit with respect to that junior mortgage loan), and the denominator of which is the Collateral Value. If a mortgage loan was originated by Countrywide Home Loans in connection with the refinancing of an existing mortgage loan, the numerator of the Combined Loan-to-Value Ratio for that mortgage loan will also include the outstanding principal balance at origination of any junior mortgage loan(s) originated by Countrywide Home Loans during the 12 months following the origination of the mortgage loan being refinanced. The Combined Loan-to-Value Ratio of a mortgage loan not originated by Countrywide Home Loans is based on the information provided by the related originator or transferor of the mortgage loan and may or may not reflect the presence or amount of any junior mortgage loan secured by the same mortgaged property.

No assurance can be given that the value of any mortgaged property has remained or will remain at the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the mortgage loans.

Annex A sets forth certain characteristics of the Mortgage Loans as of the cut-off date. Other than with respect to rates of interest, percentages (approximate) are stated by the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and, due to rounding, may not total 100%. In addition, each weighted average FICO credit score set forth in the tables in Annex A has been calculated without regard to any Mortgage Loan for which the FICO credit score is not available. The FICO Credit Scores referenced in the tables in Annex A with respect to substantially all of the Mortgage Loans were obtained by the respective originators from one or more credit reporting agencies in connection with the origination of those Mortgage Loans.

Underwriting Process

General

The Mortgage Loans that will be transferred to the issuing entity other than those originated or acquired by Countrywide Home Loans have been originated or acquired in accordance with the procedures set forth in the prospectus under “ Loan Program—Underwriting Standards.”

Countrywide Home Loans, Inc.

Approximately 84.70% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, were originated or acquired by Countrywide Home Loans in accordance with its credit, appraisal and underwriting standards. Countrywide Home Loans has been originating mortgage loans since 1969. Countrywide Home Loans’ underwriting standards are applied in accordance with applicable federal and state laws and regulations. Except as otherwise provided in this free writing prospectus, the underwriting procedures are consistent with those identified under “Loan Program—Underwriting Standards” in the prospectus.

As part of its evaluation of potential borrowers, Countrywide Home Loans generally requires a description of income. If required by its underwriting guidelines, Countrywide Home Loans obtains employment verification providing current and historical income information and/or a telephonic employment confirmation. Such employment verification may be obtained, either through analysis of the prospective borrower’s recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years’ tax returns, or from the prospective borrower’s employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

In assessing a prospective borrower’s creditworthiness, Countrywide Home Loans may use FICO Credit Scores. “FICO Credit Scores” are statistical credit scores designed to assess a borrower’s creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower’s credit history. FICO Credit Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a borrower to repay its Mortgage Loan. FICO Credit Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. Under Countrywide Home Loans’ underwriting guidelines, borrowers possessing higher FICO Credit Scores, which indicate a more favorable credit history and who give Countrywide Home Loans the right to obtain the tax returns they filed for the preceding two years, may be eligible for Countrywide Home Loans’ processing program (the “Preferred Processing Program”). As of the cut-off date, approximately 23.05% of the Mortgage Loans originated by Countrywide Home Loans have been underwritten pursuant to Countrywide Home Loans’ Preferred Processing Program. Countrywide Home Loans may waive some documentation requirements for Mortgage Loans originated under the Preferred Processing Program.

Periodically the data used by Countrywide Home Loans to complete the underwriting analysis may be obtained by a third party, particularly for mortgage loans originated through a loan correspondent or mortgage broker. In those instances, the initial determination as to whether a mortgage loan complies with Countrywide Home Loans’ underwriting guidelines may be made by an independent company hired to perform underwriting services on behalf of Countrywide Home Loans, the loan correspondent or mortgage broker. In addition, Countrywide Home Loans may acquire mortgage loans from approved correspondent lenders under a program pursuant to which Countrywide Home Loans delegates to the correspondent the obligation to underwrite the mortgage loans to Countrywide Home Loans’ standards. Under these circumstances, the underwriting of a mortgage loan may not have been reviewed by Countrywide Home Loans before acquisition of the mortgage loan and the correspondent represents that Countrywide Home Loans’ underwriting standards have been met. After purchasing mortgage loans under those circumstances, Countrywide Home Loans conducts a quality control review of a sample of the mortgage loans. The number of loans reviewed in the quality control process varies based on a variety of factors, including Countrywide Home Loans’ prior experience with the correspondent lender and the results of the quality control review process itself.

Countrywide Home Loans’ underwriting standards are applied by or on behalf of Countrywide Home Loans to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Under those standards, a prospective borrower must generally demonstrate that the ratio of the borrower’s monthly housing expenses (including principal and interest on the proposed mortgage loan and, as applicable, the related monthly portion of property taxes, hazard insurance and mortgage insurance) to the borrower’s monthly gross income and the ratio of total monthly debt to the monthly gross income (the “debt-to-income” ratios) are within acceptable limits. If the prospective borrower has applied for an interest-only Six-Month LIBOR Loan, the interest component of the monthly mortgage expense is calculated based upon initial the interest rate plus 2%. If the prospective borrower has applied for a 3/1 Mortgage Loan or 3/27 Mortgage Loan and the Loan-to-Value Ratio is less than or equal to 75%, the interest component of the monthly mortgage expense is calculated based on the initial loan interest rate; if the Loan-to-Value Ratio exceeds 75%, the interest component of the monthly mortgage expense calculation is based on the initial loan interest rate plus 2%. If the prospective borrower has applied for a 5/1 Mortgage Loan, a 5/25 Mortgage Loan, a 7/1 Mortgage Loan, a 7/23 Mortgage Loan, a 10/1 Mortgage Loan or a 10/20 Mortgage Loan, the interest component of the monthly mortgage expense is calculated based on the initial loan interest rate. If the prospective borrower has applied for a Negative Amortization Loan, the interest component of the monthly housing expense calculation is based upon the greater of 4.25% and the fully indexed mortgage note rate at the time of loan application. If the prospective borrower has applied for a hybrid negative amortization loan, the monthly housing expense calculation is based upon an interest only payment at the initial note rate. The maximum acceptable debt-to-income ratio, which is determined on a loan-by-loan basis varies depending on a number of underwriting criteria, including the Loan-to-Value Ratio, loan purpose, loan amount and credit history of the borrower. In addition to meeting the debt-to-income ratio guidelines, each prospective borrower is required to have sufficient cash resources to pay the down payment and closing costs. Exceptions to Countrywide Home Loans’ underwriting guidelines may be made if compensating factors are demonstrated by a prospective borrower. Additionally, Countrywide Home Loans permits its adjustable rate mortgage loans, hybrid adjustable rate mortgage loans and negative amortization mortgage loans to be assumed by a purchaser of the related mortgaged property, so long as the mortgage loan is in its adjustable rate period (except for a 3/1 Mortgage Loan, which may be assumed during the fixed rate period) and the related purchaser meets Countrywide Home Loans’ underwriting standards that are then in effect.

Countrywide Home Loans may provide secondary financing to a borrower contemporaneously with the origination of a mortgage loan, subject to the following limitations: the Loan-to-Value Ratio of the senior (i.e., first) lien may not exceed 80% and the combined Loan-to-Value Ratio may not exceed 100%. Countrywide Home Loans’ underwriting guidelines do not prohibit or otherwise restrict a borrower from obtaining secondary financing from lenders other than Countrywide Home Loans, whether at origination of the mortgage loan or thereafter.

The nature of the information that a borrower is required to disclose and whether the information is verified depends, in part, on the documentation program used in the origination process. In general under the Full Documentation Loan Program (the “Full Documentation Program”), each prospective borrower is required to complete an application which includes information with respect to the applicant’s assets, liabilities, income, credit history, employment history and other personal information. Self-employed individuals are generally required to submit their two most recent federal income tax returns. Under the Full Documentation Program, the underwriter verifies the information contained in the application relating to employment, income, assets and mortgages.

A prospective borrower may be eligible for a loan approval process that limits or eliminates Countrywide Home Loans’ standard disclosure or verification requirements or both. Countrywide Home Loans offers the following documentation programs as alternatives to its Full Documentation Program: an Alternative Documentation Loan Program (the “Alternative Documentation Program”), a Reduced Documentation Loan Program (the “Reduced Documentation Program”), a CLUES Plus Documentation Loan Program (the “CLUES Plus Documentation Program”), a No Income/No Asset Documentation Loan Program (the “No Income/No Asset Documentation Program”), a Stated Income/Stated Asset Documentation Loan Program (the “Stated Income/Stated Asset Documentation Program”) and a Streamlined Documentation Loan Program (the “Streamlined Documentation Program”).

For all mortgage loans originated or acquired by Countrywide Home Loans, Countrywide Home Loans obtains a credit report relating to the applicant from a credit reporting company. The credit report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, dispossession, suits or judgments. All adverse information in the credit report is required to be explained by the prospective borrower to the satisfaction of the lending officer.

Except with respect to mortgage loans originated pursuant to its Streamlined Documentation Program, whose values were confirmed with a Fannie Mae proprietary automated valuation model, Countrywide Home Loans obtains appraisals from independent appraisers or appraisal services for properties that are to secure mortgage loans. The appraisers inspect and appraise the proposed mortgaged property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report which includes a market data analysis based on recent sales of comparable homes in the area and, when deemed appropriate, a replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to Fannie Mae or Freddie Mac appraisal standards then in effect.

Countrywide Home Loans requires title insurance on all of its mortgage loans secured by first liens on real property. Countrywide Home Loans also requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance of the related single-family mortgage loan or the replacement cost of the mortgaged property, whichever is less.

In addition to Countrywide Home Loans’ standard underwriting guidelines (the “Standard Underwriting Guidelines”), which are consistent in many respects with the guidelines applied to mortgage loans purchased by Fannie Mae and Freddie Mac, Countrywide Home Loans uses underwriting guidelines featuring expanded criteria (the “Expanded Underwriting Guidelines”). The Standard Underwriting Guidelines and the Expanded Underwriting Guidelines are described further under the next two headings.

Standard Underwriting Guidelines

Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $400,000, up to 90% for mortgage loans with original principal balances of up to $650,000, up to 75% for mortgage loans with original principal balances of up to $1,000,000, up to 65% for mortgage loans with original principal balances of up to $1,500,000, and up to 60% for mortgage loans with original principal balances of up to $2,000,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 75% and original principal balances ranging up to $650,000. The maximum “cash-out” amount permitted is $200,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan. As used in this free writing prospectus, a refinance mortgage loan is classified as a cash-out refinance mortgage loan by Countrywide Home Loans if the borrower retains an amount greater than the lesser of 2% of the entire amount of the proceeds from the refinancing of the existing loan or $2,000.

Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 80% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii). On second homes, Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii). Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 75% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Standard Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s monthly housing expenses of up to 33% and a debt-to-income ratio based on the borrower’s total monthly debt of up to 38%.

In connection with the Standard Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Program, the CLUES Plus Documentation Program or the Streamlined Documentation Program.

The Alternative Documentation Program permits a borrower to provide W-2 forms instead of tax returns covering the most recent two years, permits bank statements in lieu of verification of deposits and permits alternative methods of employment verification.

Under the Reduced Documentation Program, some underwriting documentation concerning income, employment and asset verification is waived. Countrywide Home Loans obtains from a prospective borrower either a verification of deposit or bank statements for the two-month period immediately before the date of the mortgage loan application or verbal verification of employment. Since information relating to a prospective borrower’s income and employment is not verified, the borrower’s debt-to-income ratios are calculated based on the information provided by the borrower in the mortgage loan application. The maximum Loan-to-Value Ratio ranges up to 95%.

The CLUES Plus Documentation Program permits the verification of employment by alternative means, if necessary, including verbal verification of employment or reviewing paycheck stubs covering the pay period immediately prior to the date of the mortgage loan application. To verify the borrower’s assets and the sufficiency of the borrower’s funds for closing, Countrywide Home Loans obtains deposit or bank account statements from each prospective borrower for the month immediately prior to the date of the mortgage loan application. Under the CLUES Plus Documentation Program, the maximum Loan-to-Value Ratio is 75% and property values may be based on appraisals comprising only interior and exterior inspections. Cash-out refinances and investor properties are not permitted under the CLUES Plus Documentation Program.

The Streamlined Documentation Program is available for borrowers who are refinancing an existing mortgage loan that was originated or acquired by Countrywide Home Loans provided that, among other things, the mortgage loan has not been more than 30 days delinquent in payment during the previous twelve-month period. Under the Streamlined Documentation Program, appraisals are obtained only if the loan amount of the loan being refinanced had a Loan-to-Value Ratio at the time of origination in excess of 80% or if the loan amount of the new loan being originated is greater than $650,000. In addition, under the Streamlined Documentation Program, a credit report is obtained but only a limited credit review is conducted, no income or asset verification is required, and telephonic verification of employment is permitted. The maximum Loan-to-Value Ratio under the Streamlined Documentation Program ranges up to 95%.

Expanded Underwriting Guidelines

Mortgage loans which are underwritten pursuant to the Expanded Underwriting Guidelines may have higher Loan-to-Value Ratios, higher loan amounts and different documentation requirements than those associated with the Standard Underwriting Guidelines. The Expanded Underwriting Guidelines also permit higher debt-to-income ratios than mortgage loans underwritten pursuant to the Standard Underwriting Guidelines.

Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $400,000, up to 90% for mortgage loans with original principal balances of up to $650,000, up to 80% for mortgage loans with original principal balances of up to $1,000,000, up to 75% for mortgage loans with original principal balances of up to $1,500,000 and up to 70% for mortgage loans with original principal balances of up to $3,000,000. Under certain circumstances, however, Countrywide Home Loans’ Expanded Underwriting Guidelines allow for Loan-to-Value Ratios of up to 100% for purchase money mortgage loans with original principal balances of up to $375,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 90% and original principal balances ranging up to $1,500,000. The maximum “cash-out” amount permitted is $400,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan.

Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 100% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii). On second homes, Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii). Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Expanded Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s monthly housing expenses of up to 36% and a debt-to-income ratio based on the borrower’s total monthly debt of up to 40%; provided, however, that if the Loan-to-Value Ratio exceeds 80%, the maximum permitted debt-to-income ratios are 33% and 38%, respectively.

In connection with the Expanded Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Loan Program, the No Income/No Asset Documentation Program and the Stated Income/Stated Asset Documentation Program. Neither the No Income/No Asset Documentation Program nor the Stated Income/Stated Asset Documentation Program is available under the Standard Underwriting Guidelines.

The same documentation and verification requirements apply to mortgage loans documented under the Alternative Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Alternative Documentation Program, mortgage loans that have been underwritten pursuant to the Expanded Underwriting Guidelines may have higher loan balances and Loan-to-Value Ratios than those permitted under the Standard Underwriting Guidelines.

Similarly, the same documentation and verification requirements apply to mortgage loans documented under the Reduced Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Reduced Documentation Program, higher loan balances and Loan-to-Value Ratios are permitted for mortgage loans underwritten pursuant to the Expanded Underwriting Guidelines than those permitted under the Standard Underwriting Guidelines. The maximum Loan-to-Value Ratio, including secondary financing, ranges up to 90%. The borrower is not required to disclose any income information for some mortgage loans originated under the Reduced Documentation Program, and accordingly debt-to-income ratios are not calculated or included in the underwriting analysis. The maximum Loan-to-Value Ratio, including secondary financing, for those mortgage loans ranges up to 85%.

Under the No Income/No Asset Documentation Program, no documentation relating to a prospective borrower’s income, employment or assets is required and therefore debt-to-income ratios are not calculated or included in the underwriting analysis, or if the documentation or calculations are included in a mortgage loan file, they are not taken into account for purposes of the underwriting analysis. This program is limited to borrowers with excellent credit histories. Under the No Income/No Asset Documentation Program, the maximum Loan-to-Value Ratio, including secondary financing, ranges up to 95%. Mortgage loans originated under the No Income/No Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

As of the cut-off date, none of the Mortgage Loans have been originated by Countrywide Home Loans under the No Income/No Asset Documentation Program.

Under the Stated Income/Stated Asset Documentation Program, the mortgage loan application is reviewed to determine that the stated income is reasonable for the borrower’s employment and that the stated assets are consistent with the borrower’s income. The Stated Income/Stated Asset Documentation Program permits maximum Loan-to-Value Ratios up to 90%. Mortgage loans originated under the Stated Income/Stated Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

As of the cut-off date, approximately 1.50% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, have been originated by Countrywide Home Loans under the Stated Income/Stated Asset Program.

Under the Expanded Underwriting Guidelines, Countrywide Home Loans may also provide mortgage loans to borrowers who are not U.S. citizens, including permanent and non-permanent residents. The borrower is required to have a valid U.S. social security number or a certificate of foreign status (IRS form W-8). The borrower’s income and assets must be verified under the Full Documentation Program or the Alternative Documentation Program. The maximum Loan-to-Value Ratio, including secondary financing, is 80%.

Servicing of Mortgage Loans

Servicing Compensation and Payment of Expenses

The “Expense Fee Rate” is the per annum rate at which the expense fees accrue on the principal balance of each Mortgage Loan. The expense fees with respect to the mortgage pool are payable out of the interest payments on each Mortgage Loan.

The expense fees consist of:

•
the master servicing fee payable to the master servicer in respect of its servicing activities (the “Master Servicing Fee”) with respect to each Mortgage Loan, equal to one-twelfth of the stated principal balance of that Mortgage Loan multiplied by the Master Servicing Fee Rate,

•	fees payable to the trustee in respect of its activities as trustee under the pooling and servicing agreement, and

•	lender paid mortgage insurance premiums, if any.

The “Master Servicing Fee Rate” is 0.375% per annum.

In cases where a Mortgage Loan is being directly serviced by a subservicer, the subservicer will be entitled to a portion of the Master Servicing Fee. The master servicer is obligated to pay some but not all ongoing expenses associated with the issuing entity and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement and those amounts will be paid by the master servicer out of the Master Servicing Fee. The amount of the Master Servicing Fee is subject to adjustment with respect to prepaid Mortgage Loans, as described under “—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus. The master servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on principal prepayments received during that portion of a Prepayment Period from the first day in the month of a Distribution Date to the end of the related Prepayment Period (“prepayment interest excess” ), all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in the Certificate Account and Distribution Account and Excess Proceeds with respect to the liquidated mortgage loans as described under “Description of the Certificates—Fees and Expenses”.

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Except with respect to the month of the cut-off date, principal prepayments by borrowers received by the master servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders on the Distribution Date in the same month in which the prepayments are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to prepaid Mortgage Loans results. Conversely, principal prepayments by borrowers received by the master servicer from the sixteenth day (or, in the case of the first Distribution Date, from July 1, 2007) through the last day of a calendar month will be distributed in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans would result. Such a shortfall is referred to as a “prepayment interest shortfall.” Pursuant to the pooling and servicing agreement, the Master Servicing Fee for any month will be reduced by an amount sufficient to pass through to the certificateholders the full amount of interest to which they would be entitled for each prepaid Mortgage Loan on the related Distribution Date. However, the Master Servicing Fee on a Distribution Date will only be reduced by not more than one-half of the Master Servicing Fee for that Distribution Date for the Mortgage Loans (the “Compensating Interest”). If shortfalls in interest as a result of prepayments on the Mortgage Loans in any Prepayment Period exceed the Compensating Interest for the related Distribution Date, the amount of interest distributed to the certificateholders will be reduced by the amount of the excess.

Certain Modifications and Refinancings

Countrywide Home Loans is permitted under the pooling and servicing agreement to solicit borrowers for reductions to the mortgage rates of their respective mortgage loans. If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer for a price equal to 100% of the Stated Principal Balance of that mortgage loan, plus accrued and unpaid interest on the mortgage loan up to the next Due Date at the applicable net mortgage rate, net of any unreimbursed advances of principal and interest on the mortgage loan made by the master servicer. Countrywide Home Loans will remit the purchase price to the master servicer for deposit into the Certificate Account within one business day of the purchase of that mortgage loan. Purchases of mortgage loans may occur when prevailing interest rates are below the mortgage rates on the mortgage loans and borrowers request modifications. Countrywide Home Loans will indemnify the issuing entity against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any such modification or purchase.

In addition, the master servicer may agree to modifications of a mortgage loan, including reductions in the related mortgage rate, if, among other things, it would be consistent with the customary and usual standards of practice of prudent mortgage loan servicers. Such modifications may occur in connection with workouts involving delinquent mortgage loans. Countrywide Home Loans is not obligated to purchase any such modified mortgage loans.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The Mortgage Pass-Through Certificates, Series 2007-OH3 will consist of the Class A-1-A, Class A-1-B, Class A-2, Class A-3, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class C-P Certificates. Only the classes of certificates identified on the cover page hereof as offered certificates are offered by this free writing prospectus (the “offered certificates”).

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A-1-A, Class A-1-B, Class A-2, Class A-3 and Class A-R Certificates

Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates

LIBOR Certificates	Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates and the Subordinated Certificates

Offered Certificates	Senior Certificates and Subordinated Certificates

Non-Offered Certificates	Class C-P Certificates

The certificates are generally referred to as the following types:

Class	Type
Class A-1-A and Class A-1-B Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-2 Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-3 Certificates	Senior/Floating Pass-Through Rate/Support

Class A-R Certificates	Senior/Variable Pass-Through Rate/Residual

Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates	Subordinate/Floating Pass-Through Rate

The Class C-P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not provide credit enhancement for, and will not be available for distribution to, the other classes of certificates. The Class C-P Certificate also are entitled to receive any remaining excess cash flow as described in this free writing prospectus. The classes of offered certificates will have the respective initial Class Certificate Balances set forth on the cover page of this free writing prospectus. The initial Class Certificate Balances may vary in the aggregate by plus or minus 10%. Any information presented in this free writing prospectus with respect to the private certificates is provided only to permit a better understanding of the offered certificates.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of LIBOR Certificates or the Class A-R Certificates as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:

•	all amounts previously distributed to holders of certificates of the class as scheduled and unscheduled payments of principal; and

•	the Applied Realized Loss Amounts allocated to the class;

and, increased by

•
the amount of Net Deferred Interest incurred by the Mortgage Loans and allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”; provided that, for so long as the Class A-1-B Swap Contract is in effect, the Net Deferred Interest allocable to the Class A-1-B Certificates will not be added to the Class Certificate Balance thereof but will instead be added to the Class A-1-B Swap Principal Amount;

provided, however, that the Class Certificate Balance of the classes to which Realized Losses have been allocated will be increased sequentially in the order of distribution priority from highest to lowest, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates. See “The Pooling and Servicing Agreement—Realization Upon Defaulted Mortgage Loans—Application of Liquidation Proceeds” in the prospectus.

Although Subsequent Recoveries, if any, will be allocated to increase the Class Certificate Balance of a class of certificates, as described above, such Subsequent Recoveries will be included in the Principal Remittance Amount and will be distributed in the priority set forth below under “Distributions—Distributions of Principal,” and therefore such Subsequent Recoveries may not to be used to make any principal payments on the class or classes of certificates for which the Class Certificate Balances have been increased by allocation of Subsequent Recoveries as described above. Additionally, holders of such certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Class Certificate Balance for any accrual period preceding the Distribution Date on which such increase occurs.

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that in the aggregate will equal the initial Class Certificate Balance of each class of certificates and that will be held by a depository, which will initially be a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing an original principal amount of $25,000 and integral multiples of $1 in excess thereof. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities—Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during each Accrual Period thereafter at the applicable rate determined as described under “—Interest” below. “LIBOR” applicable to an Accrual Period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that Accrual Period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related Accrual Period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related Accrual Period will be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next Accrual Period will be 5.320%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, FSB, which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the cut-off date (other than in respect of principal and interest due on the Mortgage Loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the Mortgage Loans, including principal prepayments;

•
all payments on account of interest on the Mortgage Loans, net of the Master Servicing Fee (as adjusted by Compensating Interest payments), any lender paid mortgage insurance premiums and any Prepayment Interest Excess;

•	all payments on account of prepayment charges on the Mortgage Loans;

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•
any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”);

•	all Substitution Adjustment Amounts; and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors—Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•
to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”;

•
to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan(s) in respect of which any such Advance was made;

•
to reimburse each of the master servicer and the Trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•
to reimburse the master servicer for any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•
to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase;

•	to reimburse the sellers, the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•
to withdraw an amount equal to the sum of (a) the Available Funds, (b) any Prepayment Charges received and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any Prepayment Charges received and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders, the Certificate Swap Account and the Class A-1-B Swap Account as described below under “—Distributions” and may from time to time make withdrawals from the Distribution Account:

•	to pay the Trustee Fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. See “—Reports to Certificateholders” in this free writing prospectus. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

The Swap Accounts

The trustee, in its capacity as trustee of the Swap Trust (the “Swap Trustee”), will establish and maintain a swap account on behalf of the holders of the LIBOR Certificates and the Certificate Swap Counterparty (the “Certificate Swap Account”). With respect to each Distribution Date, the trustee will deposit into the Certificate Swap Account (i) any Interest Funds, Principal Distribution Amount and Excess Cashflow that is to be paid to the Certificate Swap Counterparty with respect to the Certificate Swap Contract, and (ii) any amounts received from the Swap Contract Administrator in respect of any payment received from the Certificate Swap Counterparty as described below under “—Certificate Swap Contract.”

With respect to each Distribution Date, following the deposits to the Certificate Swap Account described in the preceding paragraph, the trustee will make corresponding withdrawals from the Certificate Swap Account for payment of any Net Certificate Swap Payment and Certificate Swap Termination Payment owed under the Certificate Swap Contract to the Certificate Swap Counterparty and distribution to the holders of the LIBOR Certificates, as described below under “—Certificate Swap Contract.”

The Swap Trustee will establish and maintain a separate swap account on behalf of the holders of the Class A-1-B Certificates and the Class A-1-B Swap Counterparty (the “Class A-1-B Swap Account”). With respect to each Distribution Date, the trustee will deposit into the Class A-1-B Swap Account (i) any Interest Funds, Principal Distribution Amount, Excess Cashflow and amounts on deposit in the Certificate Swap Account that are to be paid to the Class A-1-B Swap Counterparty with respect to the Class A-1-B Swap Contract, and (ii) any amounts in respect of any Class A-1-B Net Swap Payment received from the Class A-1-B Swap Counterparty under the Class A-1-B Swap Contract, each as described below under “—Class A-1-B Swap Contract.”

With respect to each Distribution Date, following the deposits to the Class A-1-B swap account described in the preceding paragraph, the trustee will make corresponding withdrawals from the Class A-1-B swap account for payment of any Class A-1-B Net Swap Payment and Class A-1-B Swap Termination Payment owed under the Class A-1-B Swap Contract to the Class A-1-B Swap Counterparty and distribution to the holders of the Class A-1-B Certificates, as described below under “—Class A-1-B Swap Contract.”

Investments of Amounts Held in Accounts

The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. All income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.

Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in permitted investments at the direction of the holders of the Class C-P Certificates. If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in The Bank of New York cash reserves. Any net investment earnings will be retained in the Carryover Reserve Fund until withdrawn upon the earlier of the reduction of the aggregate Class Certificate Balance of the Certificates to zero and the termination of the pooling and servicing agreement. Any losses incurred in the Carryover Reserve Fund in respect of the investment will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the pooling and servicing agreement.

Certificate Swap Account. Funds in the Certificate Swap Account will not be invested.

Class A-1-B Swap Account. Funds in the Class A-1-B Swap Account will not be invested.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan.	Monthly

Additional Servicing Compensation / Master Servicer	• Prepayment Interest Excess	Compensation	Interest payments in connection with certain prepayments on the mortgage loans	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses
Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)
Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)
The Master Servicing Fee Rate for each Mortgage Loan will equal 0.375% per annum as described under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses.” The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid, as described in this free writing prospectus under “Servicing of Mortgage Loans—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans.”

(4)
“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in August 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the applicable Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates, the Record Date for the first Distribution Date will be the Closing Date and for any Distribution Date thereafter will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the applicable certificate register or, in the case of any certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentation and surrender of the certificates at the corporate trust office of the trustee.

On each Distribution Date, the trustee will withdraw all prepayment charges in the Distribution Account and then distribute them to the Class C-P Certificates.

The “Interest Remittance Amount” for any Distribution Date is equal to:

(a) the sum, without duplication, of:

(1) all scheduled interest on the Mortgage Loans due on the related Due Date that are received on or prior to the related Determination Date, less the related Master Servicing Fees and any payments made in respect of premiums on lender paid insurance mortgage loans,

(2) all interest on prepayments on the Mortgage Loans, other than Prepayment Interest Excess,

(3) all Advances relating to interest in respect of the Mortgage Loans,

(4) amounts paid by the master servicer in respect of Compensating Interest, and

(5) liquidation proceeds on the Mortgage Loans received during the related Prepayment Period (to the extent such liquidation proceeds relate to interest),

minus

(b) all non-recoverable Advances in respect of the Mortgage Loans relating to interest and certain expenses reimbursed since the prior Due Date, and

The “Principal Remittance Amount” for any Distribution Date is equal to:

(a) the sum, without duplication, of:

(1) the scheduled principal collected or advanced on the Mortgage Loans with respect to the related Due Date,

(2) prepayments on the Mortgage Loans collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a seller or purchased by the master servicer with respect to that Distribution Date,

(4) any Substitution Adjustment Amounts,

(5) all liquidation proceeds (to the extent such liquidation proceeds related to principal) and all Subsequent Recoveries received during the related Prepayment Period,

minus

(b) all non-recoverable Advances relating to principal on the Mortgage Loans and certain expenses reimbursed since the prior Due Date.

“Prepayment Interest Excess” means with respect to any Mortgage Loan and principal prepayment received by the master servicer from the first day through the fifteenth day of any calendar month (other than the calendar month in which the cut-off date occurs), all amounts paid by the related borrower in respect of interest on such principal prepayment.

Interest

On each Distribution Date, the interest distributable with respect to the LIBOR Certificates and the Class A-R Certificates is the interest which has accrued on the Class Certificate Balances thereof immediately prior to that Distribution Date at the then applicable related Pass-Through Rate during the applicable Accrual Period and in the case of any class of Senior Certificates, any related Interest Carry Forward Amount. For each class of Subordinated Certificates, any Interest Carry Forward Amount will be payable only from excess cashflow (if any) as and to the extent described in this free writing prospectus under “—Overcollateralization Provisions” and from payments, if any, allocated to the issuing entity in respect of the Certificate Swap Contract that are available for that purpose.

The Pass-Through Rates for the LIBOR Certificates are variable rates that may change from Distribution Date to Distribution Date. Additionally, the Pass-Through Rates for the LIBOR Certificates are subject to increase after the Optional Termination Date. On each Distribution Date, the Pass-Through Rate for each class of LIBOR Certificates will be subject to the Net Rate Cap and the Maximum Rate. If on any Distribution Date, the Pass-Through Rate for a class of LIBOR Certificates is based on the Net Rate Cap, that class of certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “—Overcollateralization Provisions” and from payments, if any, allocated to the issuing entity in respect of the Certificate Swap Contract that are available for that purpose.

Interest Entitlement. Interest on the LIBOR Certificates will be calculated on the basis of a 360-day year and the actual number of days that elapsed in that Accrual Period.

On each Distribution Date, the Interest Funds for such Distribution Date are required to be distributed in the following order, until such Interest Funds have been fully distributed:

(1) to the Certificate Swap Account, the amount of any Net Certificate Swap Payment and any Certificate Swap Termination Payment (other than a Certificate Swap Termination Payment due to a Certificate Swap Counterparty Trigger Event) payable to the Certificate Swap Counterparty with respect to that Distribution Date;

(2) prior to the termination of the Class A-1-B Swap Contract, to the Class A-1-B Swap Account, the amount of the Class A-1-B Swap Fee with respect to such Distribution Date;

(3) concurrently, to each class of Senior Certificates, the respective Current Interest and Interest Carry Forward Amounts and, prior to the termination of the Class A-1-B Swap Contract, to the Class A-1-B Swap Account, current interest and interest carry forward amounts on the Class A-1-B Swap Principal Amount at the Pass-Through Rate for the Class A-1-B Certificates for that Distribution Date, pro rata based on their respective entitlements; provided, however, that prior to the termination of the Class A-1-B Swap Contract, any amounts of Current Interest and Interest Carry Forward Amounts that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B Swap Contract will instead be distributed to the Class A-1-B Swap Account and, provided further, if a Class A-1-B Swap Termination Payment (other than a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event) is due to the Class A-1-B Swap Counterparty, then any amounts of Current Interest and Interest Carry Forward Amount that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B Swap Termination Payment will instead be distributed, up to the amount of such Class A-1-B Swap Termination Payment, to the Class A-1-B Swap Account;

(4) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, the Current Interest for each such class and such Distribution Date; and

(5) as part of Excess Cashflow described under “—Overcollateralization Provisions” below.

Pass-Through Rates. The classes of certificates will have the respective pass through rates described below (each, a “Pass-Through Rate”).

LIBOR Certificates.

The Pass-Through Rate with respect to each Accrual Period and each class of LIBOR Certificates will be a per annum rate equal to the least of:

(1) One-Month LIBOR for such Accrual Period (calculated as described below under “—Calculation of One-Month LIBOR”) plus the Pass-Through Margin for such class and Accrual Period,

(2) the Net Rate Cap for such Distribution Date, and

(3) 10% per annum (the “Maximum Rate”).

The “Pass-Through Margin” for each class of LIBOR Certificates is as follows:

Class of Certificates	Pass-Through Margin
	(1)	(2)
Class A-1-A	0.290%	0.580%
Class A-1-B	0.220% (3)	0.440% (3)
Class A-2	0.350%	0.700%
Class A-3	0.500%	1.000%
Class M-1	0.800%	1.200%
Class M-2	1.000%	1.500%
Class M-3	1.250%	1.875%
Class M-4	1.750%	2.625%
Class M-5	1.750%	2.625%
Class M-6	1.750%	2.625%
Class M-7	1.750%	2.625%

(1)	For the Accrual Period related to any Distribution Date occurring on or prior to the Optional Termination Date.
(2)	For the Accrual Period related to any Distribution Date occurring after the Optional Termination Date.
(3)
After the termination of the Class A-1-B Swap Contract, the Pass-Through Margin for the Class A-1-B Certificates will be
  (i) 0.290% on or before the Optional Termination Date and (ii) 0.580% after the Optional Termination Date.

Class A-R Certificates

The Pass-Through Rate for the Class A-R Certificates for the Accrual Period for any Distribution Date will be a per annum rate equal to the Net Rate Cap. The Pass-Through Rate for the Class A-R Certificates for the Accrual Period related to the first Distribution Date is expected to be approximately 6.766787% per annum.

Class C-P Certificates.

The Class C-P Certificates do not have a Pass-Through Rate.

Definitions Related to Interest Calculations

The “Accrual Period” for any Distribution Date for (x) each class of LIBOR Certificates will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date and (y) the Class A-R Certificates will be the calendar month preceding the month of that Distribution Date.

The “Adjusted Net Mortgage Rate” with respect to each Mortgage Loan and any Distribution Date is equal to the Mortgage Rate on that Mortgage Loan as of the Due Date related to that Distribution Date minus the Expense Fee Rate.

The “Available Funds” for any Distribution Date is equal to the sum of (a) Interest Remittance Amount for that Distribution Date and (b) the Principal Remittance Amount for that Distribution Date.

The “Class A-1-B Swap Adjustment Rate” for the Class A-1-B Certificates on each Distribution Date prior to the termination of the Class A-1-B Swap Contract is a fraction, expressed as a percentage (A) the numerator of which is the product of (i) the Class A-1-B Swap Fee payable to the Class A-1-B Swap Counterparty with respect to such Distribution Date and (ii) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Accrual Period and (B) the denominator of which is the Class Certificate Balance of the Class A-1-B Certificates immediately prior to such Distribution Date.

The “Current Interest” with respect to each class of LIBOR Certificates and the Class A-R Certificates and each Distribution Date, is the excess, if any, of (x) the interest accrued at the applicable Pass-Through Rate for the applicable Accrual Period on the Class Certificate Balance of such class immediately prior to such Distribution Date over (y) the Net Deferred Interest, if any, allocated to that class for such Distribution Date.

The “Interest Carry Forward Amount” with respect to each class of LIBOR Certificates and the Class A-R Certificates and each Distribution Date, is the excess of:

(a) Current Interest for such class with respect to prior Distribution Dates, over

(b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

The “Interest Funds” for any Distribution Date are equal to

•	the Interest Remittance Amount for that Distribution Date, plus

•	the lesser of the aggregate Deferred Interest that accrued on the Mortgage Loans for the related Due Period and the Principal Prepayment Amount for the Distribution Date, minus

•	the Trustee Fee for such Distribution Date.

The “Net Rate Cap” for each Distribution Date and the following classes of certificates is:

•	with respect to the LIBOR Certificates (other than the Class A-1-B Certificates for so long as the Class A-1-B Swap Contract remains in effect), an amount equal to:

(a)
the Weighted Average Adjusted Net Mortgage Rate for that Distribution Date adjusted to an effective rate reflecting the calculation of interest on the basis of the actual number of days elapsed during the related Accrual Period and a 360-day year, minus

(b)
a fraction, expressed as a percentage, the numerator of which is the sum of (1) the Net Certificate Swap Payment payable to the Certificate Swap Counterparty with respect to that Distribution Date times a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Accrual Period and (2) any Certificate Swap Termination Payment payable to the Certificate Swap Counterparty for that Distribution Date (other than a Certificate Swap Termination Payment due to a Certificate Swap Counterparty Trigger Event) and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date);.

•	with respect to the Class A-1-B Certificates (for so long as the Class A-1-B Swap Contract remains in effect), the excess of:

(a)	the Net Rate Cap calculated pursuant to the preceding bullet point, over

(b)	the Class A-1-B Swap Adjustment Rate for such Distribution Date.

The “Net Rate Carryover” for each class of LIBOR Certificates on any Distribution Date is equal to the sum of:

(a) the excess, if any, of:

(i) the amount of interest that such class would have accrued for such Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the related Net Rate Cap , provided that such Pass-Through Rate will still be subject to the Maximum Rate, over

(ii) the amount of interest such class accrued on such Distribution Date based on the related Net Rate Cap, and

(b) the unpaid portion of any such excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the related Net Rate Cap).

The “Weighted Average Adjusted Net Mortgage Rate”  for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rate of each Mortgage Loan, weighted on the basis of its Stated Principal Balance as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

Allocation of Net Deferred Interest

On each Distribution Date, Net Deferred Interest will be allocated among the classes of LIBOR Certificates in an amount equal to the excess, if any, for each such class of:

•	the amount of interest that accrued on such class of certificates at its respective Pass-Through Rate during the related Accrual Period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the Pass-Through Rate for that class of certificates equaled the related Adjusted Cap Rate for that Distribution Date.

Any Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of that class of certificates; provided that for so long as the Class A-1-B Swap Contract is in effect the Net Deferred Interest allocable to the Class A-1-B Certificates will not be added to the Class Certificate Balance thereof but will become part of the Class A-1-B Swap Principal Amount for the Class A-1-B Swap Contract.

The “Adjusted Cap Rate” for any Distribution Date and a class of LIBOR Certificates will equal the excess of

•	the related Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

(1) the numerator of which is equal to the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Accrual Period, and (b) the amount of Net Deferred Interest for the Mortgage Loans for that Distribution Date, and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

The “Class A-1-B Swap Principal Amount” for any Distribution Date on which the Class A-1-B Swap Contract is in effect will equal the amount of Net Deferred Interest allocated to the Class A-1-B Certificates on all prior Distribution Dates, minus the sum of (a) all amounts previously distributed in reduction of the Class A-1-B Swap Principal Amount and (b) the Applied Realized Loss Amounts previously allocated to the Class A-1-B Swap Principal Amount.

With respect to each Mortgage Loan and each related Due Period, “Deferred Interest” will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment due for such Due Period.

Such excess may occur because the mortgage rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts semi-annually or annually, or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.

With respect to each Distribution Date, the “Net Deferred Interest” is equal to the excess, if any, of:

•	the Deferred Interest that accrued on the Mortgage Loans as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

For any Distribution Date, the “Principal Prepayment Amount” is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.

Principal

Distributions of Principal. On each Distribution Date, the Principal Distribution Amount for such Distribution Date is required to be distributed as follows (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter):

(1) For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect:

(A) sequentially:

(a) to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;

(b) concurrently and on a pro rata basis based on (1) the Class A-1-B Swap Principal Amount for such Distribution Date and (2) the aggregate Class Certificate Balance of the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates, as follows:

(i) to the Class A-1-B Swap Account, an amount up to the Class A-1-B Swap Principal Amount; and

(ii) concurrently, to the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

(B) from the remaining Principal Distribution Amount, in the following order of priority:

(a) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

(b) any remainder as part of Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

(2) For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect, sequentially:

(A) from the Principal Distribution Amount, in an amount up to the Senior Principal Distribution Target Amount concurrently and on a pro rata basis based on (1) the Class A-1-B Swap Principal Amount for such Distribution Date and (2) the aggregate Class Certificate Balance of the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates, as follows:

(a)  to the Class A-1-B Swap Account, an amount up to the Class A-1-B Swap Principal Amount; and

(b) concurrently, to the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;

(B) from the remaining Principal Distribution Amount, in the following order of priority:

(a) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, the Subordinated Class Principal Distribution Target Amount for each such class, in each case until its Class Certificate Balance is reduced to zero; and

(b) any remainder as part of Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Definitions Related to Principal Distributions.

A “Cumulative Loss Trigger Event” with respect to a Distribution Date on or after the Stepdown Date occurs if the aggregate amount of Realized Losses on the Mortgage Loans from (and including) the cut-off date for each such Mortgage Loan to (and including) the related Due Date (reduced by the aggregate amount of Subsequent Recoveries received from the cut-off date through the Prepayment Period related to that Due Date) exceeds the applicable percentage, for such Distribution Date, of the Cut-off Date Pool Principal Balance, as set forth below:

Distribution Date	Percentage

August 2009 - July 2010	0.200% with respect to August 2009, plus an additional 1/12th of 0.250% for each month thereafter through July 2010
August 2010 - July 2011	0.450% with respect to August 2010, plus an additional 1/12th of 0.350% for each month thereafter through July 2011
August 2011 - July 2012	0.800% with respect to August 2011, plus an additional 1/12th of 0.350% for each month thereafter through July 2012
August 2012 - July 2013	1.150% with respect to August 2012, plus an additional 1/12th of 0.400% for each month thereafter through July 2013
August 2013 - July 2014	1.550% with respect to August 2013, plus an additional 1/12th of 0.150% for each month thereafter through July 2014
August 2014 and thereafter	1.700%

“Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

A “Delinquency Trigger Event” with respect to any Distribution Date on or after the Stepdown Date exists if the Rolling Sixty-Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the product of (x) the Senior Enhancement Percentage for such Distribution Date and (y) the applicable percentage listed below for the most senior class of outstanding Certificates:

Class	Percentage
Senior Certificates	40.00%
M-1	53.25%
M-2	68.25%
M-3	78.25%
M-4	91.50%
M-5	110.00%
M-6	145.75%
M-7	207.50%

“Due Period” means with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the calendar month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date is the lesser of (1) the Overcollateralization Deficiency Amount and (2) the Excess Cashflow available for payment thereof in the priority set forth in this free writing prospectus.

The “Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” for any class of Subordinated Certificates will approximately equal the respective percentages indicated in the following table:

	Initial Target Subordination Percentage	Stepdown Target Subordination Percentage (1)	Stepdown Target Subordination Percentage (2)
Class M-1	5.050%	12.625%	10.100%
Class M-2	3.950%	9.875%	7.900%
Class M-3	3.450%	8.625%	6.900%
Class M-4	2.950%	7.375%	5.900%
Class M-5	2.450%	6.125%	4.900%
Class M-6	1.850%	4.625%	3.700%
Class M-7	1.300%	3.250%	2.600%

(1)	For any Distribution Date occurring on or after the Distribution Date occurring in August 2010 and prior to the Distribution Date occurring in August 2013.
(2)	For any Distribution Date occurring on or after the Distribution Date occurring in August 2013.

The Initial Target Subordination Percentages will not be used to calculate distributions on the Subordinated Certificates, but rather are presented in order to provide a better understanding of the credit enhancement provided by the Subordinated Certificates and the overcollateralization amount. The Initial Target Subordination Percentage for any class of Subordinated Certificates is equal to a fraction, expressed as a percentage, the numerator of which is equal to the aggregate initial Class Certificate Balance of any class(es) of certificates subordinate to the subject class plus the initial Overcollateralization Target Amount and the denominator of which is equal to the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

“OC Floor” means with respect to any Distribution Date (i) prior to the Distribution Date in August 2027, an amount equal to 0.50% of the Cut-off Date Pool Principal Balance Amount and (ii) on or after the Distribution Date in August 2027, the greater of (a) 0.50% of the Cut-off Date Pool Principal Balance and (b) the sum of (x) the aggregate Stated Principal Balance of the Mortgage Loans with original terms to maturity of 40 years as of the Due Date in the month of that Distribution Date (after giving effect to the principal prepayments received in the related Prepayment Period) and (y) 0.10% of the Cut-off Date Pool Principal Balance.

“Overcollateralization Deficiency Amount,” with respect to any Distribution Date equals the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date (after giving effect to distributions in respect of the Principal Remittance Amount on such Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” means with respect to any Distribution Date (a) prior to the Stepdown Date, an amount equal to 1.300% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and (b) on or after the Stepdown Date, the greater of (i) (x) for any Distribution Date prior to the Distribution Date in August 2013, an amount equal to 3.250% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (y) for any Distribution Date on or after the Distribution Date in August 2013, an amount equal to 2.600% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date is the amount, if any, by which (x) the Pool Principal Balance as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period) exceeds (y) the sum of (i) the aggregate Class Certificate Balance of the LIBOR Certificates and (ii) the Class A-1-B Swap Principal Amount, if any (in each case, after giving effect to distributions of the Principal Remittance Amount to be made on such Distribution Date).

The “Pool Principal Balance” equals the aggregate Stated Principal Balance of the Mortgage Loans.

“Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from July 1, 2007) through the fifteenth day of the calendar month in which the Distribution Date occurs.

“Principal Distribution Amount” with respect to each Distribution Date is the sum of:

(1) the Principal Remittance Amount for such Distribution Date, less (i) an amount equal to the Deferred Interest that accrued on the Mortgage Loans for the related Due Period up to the Principal Prepayment Amount for the related Prepayment Period and (ii) any portion of such Principal Remittance Amount used to cover any payment due to the Certificate Swap Counterparty (other than a Certificate Swap Termination Payment due to a Certificate Swap Counterparty Trigger Event) as a result of the Interest Funds for such Distribution Date being insufficient to make such payment, and

(2) the Extra Principal Distribution Amount for such Distribution Date.

minus

(3) the Overcollateralization Reduction Amount for the Distribution Date.

A “Realized Loss” with respect to a Distribution Date and any defaulted Mortgage Loan, is the excess of the Stated Principal Balance of such defaulted Mortgage Loan over the liquidation proceeds allocated to principal that have been received with respect to such Mortgage Loan on or at any time prior to the Due Date after such Mortgage Loan has been liquidated.

The “Rolling Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is the average of the Sixty-Day Delinquency Rates for such Distribution Date and the two immediately preceding Distribution Dates.

The “Senior Enhancement Percentage” with respect to a Distribution Date on or after the Stepdown Date is equal to a fraction (expressed as a percentage) of:

(1) the numerator of which is the excess of:

(a) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) over

(b) (i) before the Class Certificate Balances of the Senior Certificates and the Class A-1-B Swap Principal Amount, if any, have been reduced to zero, the sum of (1) the Class Certificate Balances of the Senior Certificates and (2) the Class A-1-B Swap Principal Amount, if any, in each case, immediately prior to such Distribution Date, or (ii) after such time, the Class Certificate Balance of the most senior class of Subordinated Certificates outstanding immediately prior to such Distribution Date, and

(2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

“Senior Principal Distribution Target Amount” for any Distribution Date, will equal the excess of:

(1) the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the Class A-1-B Swap Principal Amount, if any, in each case, immediately prior to such Distribution Date, over

(2) the lesser of (A) the product of (i) (x) approximately 83.125% on any Distribution Date on or after the Stepdown Date and prior to the Distribution Date in August 2013 or (y) approximately 86.500% on any Distribution Date on or after the Stepdown Date and on or after the Distribution Date in August 2013 and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) minus the OC Floor.

The “Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding such Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for such Distribution Date of the Mortgage Loans as of the related Due Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period).

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.

The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

“Stepdown Date” is the earlier to occur of:

(1) the Distribution Date immediately following the Distribution Date on which the sum of the aggregate Class Certificate Balance of the Senior Certificates and the Class A-1-B Swap Principal Amount, if any, is reduced to zero, and

(2) the later of (x) the Distribution Date in August 2010 and (y) the first Distribution Date on which the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the Class A-1-B Swap Principal Amount, if any is less than or equal to (a) prior to the Distribution Date in August 2013, approximately 83.125% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) and (b) on or after the Distribution Date in August 2013, approximately 86.500% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period).

“Subordinated Class Principal Distribution Target Amount” for any class of Subordinated Certificates and Distribution Date will equal the excess of:

(1) the sum of (a) the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the Class A-1-B Swap Principal Amount, if any (in each case, after taking into account the distribution of the Senior Principal Distribution Target Amount for such Distribution Date), (b) the aggregate Class Certificate Balance of any class(es) of Subordinated Certificates that are senior to the subject class (in each case, after taking into account distribution of the Subordinated Class Principal Distribution Target Amount(s) for such more senior class(es) of certificates for such Distribution Date), and (c) the Class Certificate Balance of the subject class of Subordinated Certificates immediately prior to such Distribution Date over

(2) the lesser of (a) the product of (x) 100% minus the Stepdown Target Subordination Percentage for the subject class of Subordinated Certificates and (y) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool for such Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) and (b) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool for such Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) minus the OC Floor;

provided, however, that if such class of Subordinated Certificates is the only class of Subordinated Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its Class Certificate Balance is reduced to zero.

“Subsequent Recoveries” are unexpected recoveries received after the determination by the Master Servicer that it has received all proceeds it expects to receive, with respect to the liquidation of a Mortgage Loan that resulted in a Realized Loss (other than the amount of such net recoveries representing any profit realized by the Master Servicer in connection with the liquidation of any Mortgage Loan and net of reimbursable expenses) in a month prior to the month of the receipt of such recoveries.

A “Trigger Event” with respect to a Distribution Date on or after the Stepdown Date consists of either a Delinquency Trigger Event with respect to that Distribution Date or a Cumulative Loss Trigger Event with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of LIBOR Certificates or the Class A-1-B Swap Principal Amount (x) the portion of the aggregate Applied Realized Loss Amount previously allocated to that class or amount remaining unpaid from prior Distribution Dates minus (y) any increase in the Class Certificate Balance of that class or the Class A-1-B Swap Principal Amount due to the allocation of Subsequent Recoveries.

Residual Certificates

The Class A-R Certificates will receive a distribution of $100 of principal and accrued interest at its Pass-Through Rate on the first Distribution Date, after which its Class Certificate Balance will equal zero. The Class A-R Certificates will remain outstanding for so long as the trust fund will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date the holders of the Class A-R Certificates will be entitled to receive certain additional distributions as provided in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for such distribution to the Class A-R Certificates.

Overcollateralization Provisions

Interest collections on the Mortgage Loans net of Deferred Interest are expected to be generated in excess of the amount of the Net Certificate Swap Payment payable to the Certificate Swap Counterparty, the Class A-1-B Swap Fee, interest payable to the holders of the applicable classes of certificates, accrued interest on the Class A-1-B Swap Principal Amount and the fees and expenses payable by the issuing entity. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the Class A-1-B Swap Principal Amount and the classes of certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amount of Interest Funds remaining on such Distribution Date after the distribution of interest to the holders of the LIBOR certificates and the Class A-R Certificates and after distributions to the Certificate Swap Account and the Class A-1-B Swap Account, (ii) the amount remaining on such Distribution Date after the distribution of the Principal Remittance Amount to the holders of the LIBOR Certificates and the Class A-R Certificates for such Distribution Date and after distributions to the Certificate Swap Account and the Class A-1-B Swap Account and (iii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of certificates and deposited in the Certificate Swap Account and the Class A-1-B Swap Account in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

1. to the Class A-1-B Swap Account (up to the Class A-1-B Swap Principal Amount) and to the classes of certificates then entitled to receive distributions in respect of principal, in an amount equal to the Extra Principal Distribution Amount, payable as part of the Principal Distribution Amount as described under “—Principal” above;

2. to the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates and to the Class A-1-B Swap Account in the following order:

•
concurrently, to the Class A-1-A and Class A-1-B Certificates and to the Class A-1-B Swap Account, pro rata based on the Unpaid Realized Loss Amount for each class and the Class A-1-B Swap Principal Amount, respectively, in an amount up to the Unpaid Realized Loss Amount for such class and such amount, respectively;

•	to the Class A-2 Certificates, in an amount up to the Unpaid Realized Loss Amount for such class; and

•	to the Class A-3 Certificates, in an amount up to the Unpaid Realized Loss Amount for such class;

3. sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, in each case, first, in an amount up to any remaining Current Interest and the Interest Carry Forward Amount for each such class and such Distribution Date and then in an amount up to the Unpaid Realized Loss Amount for each such class;

4. concurrently, to the classes of LIBOR Certificates, pro rata based on their respective Class Certificate Balances to the extent needed to pay any Net Rate Carryover for each such class; and then any Excess Cashflow remaining after such allocation to pay Net Rate Carryover based on Class Certificate Balances of the certificates will be distributed to each class of LIBOR Certificates with respect to which there remains any unpaid Net Rate Carryover, pro rata, based on the amount of such unpaid Net Rate Carryover; provided, however, that prior to the termination the Class A-1-B Swap Contract, any amount of Net Rate Carryover that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B Swap Contract will instead be distributed to the Class A-1-B Swap Account and, provided further, if a Class A-1-B Swap Termination Payment (other than a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event) is due to the Class A-1-B Swap Counterparty, then any amount of Net Rate Carryover that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B Swap Termination Payment will instead be distributed, up to the amount of such Class A-1-B Swap Termination Payment, to the Class A-1-B Swap Account;

5. concurrently, to the Certificate Swap Account and the Class A-1-B Swap Account, up to the amount of any unpaid Certificate Swap Termination Payment and unpaid Class A-1-B Swap Termination Payment due to the Certificate Swap Counterparty and the Class A-1-B Swap Counterparty, respectively, as a result of a Certificate Swap Counterparty Trigger Event or a Class A-1-B Swap Counterparty Trigger Event, as applicable, pro rata, based upon the respective amounts of such unpaid payments; and

6. to the Class C-P and Class A-R Certificates in each case in the amounts specified in the pooling and servicing agreement.

Applied Realized Loss Amounts

After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the Senior Certificates.

If on any Distribution Date, after giving effect to the distributions described above, the sum of (i) the aggregate Class Certificate Balance of the certificates and (ii) the Class A-1-B Swap Principal Amount, if any, exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of such excess will be applied to reduce the Class Certificate Balances of the classes of LIBOR Certificates and the Class A-1-B Swap Principal Amount, if any, in the following order:

•
first, sequentially to the Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero,

•	second, to the Class A-3 Certificates, until its Class Certificate Balance is reduced to zero,

•	third, to the Class A-2 Certificates, until its Class Certificate Balance is reduced to zero, and

•
fourth, concurrently, to the Class A-1-A and Class A-1-B Certificates and the Class A-1-B Swap Principal Amount, pro rata, based on the Class Certificate Balance or amount, as applicable, until each Class Certificate Balance or amount is reduced to zero.

Any such reduction is an “Applied Realized Loss Amount.”

Interest on any class of certificates, the Class Certificate Balance of which has been reduced through the application of Applied Realized Loss Amounts, as described above, will accrue on the reduced Class Certificate Balance unless the Class Certificate Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Class Certificate Balance of such class as described in the definition of Class Certificate Balance above.

Certificate Swap Contract

Countrywide Home Loans has entered into an interest rate swap transaction with Lehman Brothers Special Financing Inc. (the “Certificate Swap Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Certificate Swap Counterparty (the “Certificate Swap Contract”). On the Closing Date, pursuant to a “Swap Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Certificate Swap Contract to The Bank of New York, as swap contract administrator (in such capacity, the “Swap Contract Administrator”). The Certificate Swap Contract is subject to certain ISDA definitions. Countrywide Home Loans, the Swap Contract Administrator and the Trustee (acting as trustee of the swap trust) will enter into a swap contract administration agreement (the “Swap Contract Administration Agreement”) pursuant to which the Swap Contract Administrator will allocate any payments received under the Certificate Swap Contract between the Trustee (acting as trustee of the swap trust) and Countrywide Home Loans as described below and pursuant to which the Swap Contract Administrator will remit to the Certificate Swap Counterparty any funds received from the Trustee (acting as trustee of the swap trust) for payment to the Certificate Swap Counterparty. Concurrently with the assignment of the Certificate Swap Contract, the Swap Contract Administrator and the Certificate Swap Counterparty will enter into a 1992 ISDA Master Agreement (Multicurrency - Cross Border), Schedule (the “Schedule”) and Credit Support Annex (the “Credit Support Annex”) thereto (collectively, the “Certificate Swap ISDA Master Agreement”). The Certificate Swap Contract will supplement, form part of, and be subject to the Certificate Swap ISDA Master Agreement. The obligations of the Certificate Swap Counterparty will be fully and unconditionally guaranteed by Lehman Brothers Holdings Inc. (the “Certificate Swap Contract Guarantor”) pursuant to a guaranty in favor of the Swap Contract Administrator (the “Certificate Swap Contract Guaranty”).

The Certificate Swap Contract will be an asset of a separate trust (the “Swap Trust”) created under the pooling and servicing agreement for the benefit of the LIBOR Certificates, the Certificate Swap Counterparty and the Class A-1-B Swap Counterparty.

With respect to any Distribution Date on or prior to the Certificate Swap Contract Termination Date, the amount payable by the Swap Contract Administrator to the Certificate Swap Counterparty under the Certificate Swap Contract will equal the product of:

(i)	a fixed rate of 5.45% per annum,

(ii)	the Swap Contract Notional Balance for the Distribution Date, and

(iii)	the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360.

With respect to any Distribution Date on or prior to the Certificate Swap Contract Termination Date, the amount payable by the Certificate Swap Counterparty to the Swap Contract Administrator under the Certificate Swap Contract will equal the product of:

(i)	One-Month LIBOR (as determined by the Certificate Swap Counterparty),

(ii)	the Certificate Swap Contract Notional Balance for the Distribution Date, and

(iii)	the actual number of days in the related calculation period, divided by 360.

With respect to any Distribution Date, the Swap Contract Administrator or the Certificate Swap Counterparty, as the case may be, will only be required to make a “Net Certificate Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party as described in the two preceding paragraphs over the payment that it is entitled to receive from that other party as described in the two preceding paragraphs. Any Net Certificate Swap Payment owed by the Certificate Swap Counterparty with respect to any Distribution Date will be payable on the business day preceding that Distribution Date, while any Net Certificate Swap Payment owed to the Certificate Swap Counterparty with respect to any Distribution Date will be payable on that Distribution Date.

If a Net Certificate Swap Payment and/or a Certificate Swap Termination Payment (other than a Certificate Swap Termination Payment due to a Certificate Swap Counterparty Trigger Event) is payable to the Certificate Swap Counterparty with respect to any Distribution Date, the Trustee will deduct from Interest Funds the amount of such Net Certificate Swap Payment or Certificate Swap Termination Payment as described under clause (1) under “— Distributions — Distributions of Interest” above (and to the extent that Interest Funds are insufficient, the Trustee will deduct from the Principal Remittance Amount any additional amounts necessary to make such Net Certificate Swap Payment and/or Certificate Swap Termination Payment due to the Certificate Swap Counterparty) and deposit the amount of such Net Certificate Swap Payment or Certificate Swap Termination Payment in the Certificate Swap Account maintained on behalf of the Swap Trust.

In the event that a Certificate Swap Termination Payment due to a Certificate Swap Counterparty Trigger Event is payable to the Certificate Swap Counterparty with respect to any Distribution Date, the Trustee will deduct from Excess Cashflow the amount of such Certificate Swap Termination Payment, as and when provided under clause (5) under “— Overcollateralization Provisions” above, and remit such amount to the Certificate Swap Account maintained on behalf of the Swap Trust.

In the event that a Net Certificate Swap Payment is payable from the Certificate Swap Counterparty with respect to any Distribution Date, the Swap Contract Administrator will remit to the Swap Trustee on behalf of the Swap Trust and for deposit into the Certificate Swap Account an amount equal to the sum of (a) any Current Interest and Interest Carry Forward Amounts with respect to the LIBOR Certificates, (b) any Net Rate Carryover with respect to the LIBOR Certificates and (c) any Unpaid Realized Loss Amounts with respect to the LIBOR Certificates, in each case that remain unpaid following distribution of the Interest Funds and the Excess Cashflow for the Distribution Date, as well as (d) any remaining Overcollateralization Deficiency Amount that remains following distribution of the Excess Cashflow for the Distribution Date. Any portion of any Net Certificate Swap Payment not remitted by the Swap Contract Administrator to the Swap Trustee (acting as trustee of the certificate swap trust) with respect to any Distribution Date will be remitted to Countrywide Home Loans and will not be available to make distributions in respect of any class of certificates.

Following the distributions of Excess Cashflow as described under “— Overcollateralization Provisions”, the Trustee, acting on behalf of the Swap Trust, will distribute all amounts on deposit in the Certificate Swap Account in the following order:

(1) to the Swap Contract Administrator for payment to the Certificate Swap Counterparty, any Net Certificate Swap Payment payable to the Certificate Swap Counterparty with respect to that Distribution Date;

(2) to the Swap Contract Administrator for payment to the Certificate Swap Counterparty, any Certificate Swap Termination Payment (other than a Certificate Swap Termination Payment due to a Certificate Swap Counterparty Trigger Event) payable to the Certificate Swap Counterparty with respect to that Distribution Date;

(3) concurrently, to the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates, any remaining Current Interest and Interest Carry Forward Amounts and, prior to the termination of the Class A-1-B Swap Contract, to the Class A-1-B Swap Account, any remaining current interest and interest carry forward amounts on the Class A-1-B Swap Principal Amount at the Pass-Through Rate for the Class A-1-B Certificates for that Distribution Date, pro rata based on their respective entitlements; provided, however, that prior to the termination of the Class A-1-B Swap Contract, any amounts of remaining Current Interest and Interest Carry Forward Amounts that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B Swap Contract will instead be distributed to the Class A-1-B Swap Account and, provided further, if a Class A-1-B Swap Termination Payment (other than a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event) is due to the Class A-1-B Swap Counterparty, then any amounts of remaining Current Interest and Interest Carry Forward Amount that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B Swap Termination Payment will instead be distributed, up to the amount of such Class A-1-B Swap Termination Payment, to the Class A-1-B Swap Account;

(4) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, in each case in an amount equal to any remaining Current Interest and Interest Carry Forward Amount for the class;

(5) to the Class A-1-B Swap Account (up to the Class A-1-B Swap Principal Amount) and to the classes of certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Overcollateralization Deficiency Amount remaining unpaid following the distribution of Excess Cashflow payable in the same manner in which the Extra Principal Distribution Amount would be distributed;

(6) concurrently, to the classes of LIBOR Certificates, pro rata based on the amount of unpaid Net Rate Carryover, to the extent needed to pay any remaining Net Rate Carryover for each such class; provided, however, that prior to the termination of the Class A-1-B Swap Contract, any amount of remaining Net Rate Carryover that would be distributed to the Class A-1-B Certificates in the absence of the Class A-1-B Swap Contract will instead be distributed to the Class A-1-B Swap Account and, provided further, if a Class A-1-B Swap Termination Payment (other than a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event) is due to the Class A-1-B Swap Counterparty, then any amount of remaining Net Rate Carryover that would be distributed to the Class A-1-B Certificates in the absence of such Class A-1-B Swap Termination Payment will instead be distributed, up to the amount of such Class A-1-B Swap Termination Payment, to the Class A-1-B Swap Account;

(7) to the Class A-1-A, Class A-1-B, Class A-2 and Class A-3 Certificates and to the Class A-1-B swap account in the following order:

•
concurrently, to the Class A-1-A and Class A-1-B Certificates and to the Class A-1-B Swap Account, pro rata based on the Unpaid Realized Loss Amount for each class and the Class A-1-B Swap Principal Amount, respectively, in an amount up to the remaining Unpaid Realized Loss Amount for such class and such amount, respectively;

•	to the Class A-2 Certificates, in an amount up to the remaining Unpaid Realized Loss Amount for such class; and

•	to the Class A-3 Certificates, in an amount up to the remaining Unpaid Realized Loss Amount for such class;

(8) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, in each case, in an amount up to the remaining Unpaid Realized Loss Amount for such class; and

(9) to the Swap Contract Administrator for payment to the Certificate Swap Counterparty, only to the extent necessary to cover any Certificate Swap Termination Payment due to a Certificate Swap Counterparty Trigger Event payable to the Certificate Swap Counterparty with respect to that Distribution Date.

The “Certificate Swap Contract Notional Balance” for each Distribution Date is as described in the following table. In addition, the Distribution Date occurring in the last calendar month listed in the following table is the date through which the Certificate Swap Contract is scheduled to remain in effect and is referred to as the “Certificate Swap Contract Termination Date” for the Certificate Swap Contract.

Month of Distribution Date	Certificate Swap Contract Notional Balance ($)
August 2007	566,748,100
September 2007	546,763,500
October 2007	527,483,600
November 2007	508,883,500
December 2007	490,939,300
January 2008	473,627,900
February 2008	456,926,900
March 2008	440,814,800
April 2008	425,270,800
May 2008	410,275,000
June 2008	395,807,900
July 2008	381,851,000
August 2008	368,386,200
September 2008	355,396,200
October 2008	342,864,300
November 2008	330,774,300
December 2008	319,110,600
January 2009	307,858,200
February 2009	297,002,500
March 2009	286,529,600
April 2009	276,426,000
May 2009	266,678,700
June 2009	257,275,100
July 2009	248,203,100
August 2009	239,451,000
September 2009	231,007,500
October 2009	222,861,700
November 2009	215,003,200
December 2009	207,421,800
January 2010	200,107,700
February 2010	193,051,500
March 2010	186,244,100
April 2010	179,676,800
May 2010	173,341,100
June 2010	167,228,800
July 2010	161,332,000
August 2010	155,643,100
September 2010	150,154,800
October 2010	144,860,100
November 2010	139,752,100
December 2010	134,824,200
January 2011	130,070,000
February 2011	125,483,500
March 2011	121,058,700
April 2011	116,789,900
May 2011	112,671,700
June 2011	108,698,700
July 2011	104,865,800
August 2011	101,168,000
September 2011	97,600,600
October 2011	94,159,000
November 2011	90,838,800
December 2011	87,635,700
January 2012	84,545,500
February 2012	81,564,300
March 2012	78,688,200
April 2012	75,913,500
May 2012	73,236,600
June 2012	70,654,100
July 2012	68,162,700

A “Certificate Swap Termination Payment” is a termination payment required to be made by either the Swap Contract Administrator or the Certificate Swap Counterparty pursuant to the Certificate Swap Contract as a result of an early termination of the Certificate Swap Contract, as calculated pursuant to the early termination payment provisions of the Certificate Swap ISDA Master Agreement.

A “Certificate Swap Counterparty Trigger Event” means an event of default under the Certificate Swap ISDA Master Agreement with respect to which the Certificate Swap Counterparty is the sole defaulting party or a termination event under the Certificate Swap ISDA Master Agreement (other than illegality or a tax event) with respect to which the Certificate Swap Counterparty is the sole affected party.

In the event that a Certificate Swap Termination Payment was payable by the Certificate Swap Counterparty in connection with the termination of the original Certificate Swap Contract, that Certificate Swap Termination Payment will be used to pay any upfront amount in connection with the replacement swap contract, and any remaining portion of that Certificate Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of certificates. In the event that the swap counterparty in respect of a replacement swap contract pays any upfront amount to the Swap Contract Administrator in connection with entering into the replacement swap contract, if that upfront amount is received prior to the Distribution Date on which the Certificate Swap Termination Payment is due to the Certificate Swap Counterparty under the original Certificate Swap Contract, a portion of that upfront amount equal to the lesser of (x) that upfront amount and (y) the amount of the Swap Termination Payment due to the Certificate Swap Counterparty under the original Certificate Swap Contract (the “Adjusted Replacement Upfront Amount”) will be included in Interest Funds on that Distribution Date, and any upfront amount paid by the replacement swap counterparty in excess of the Adjusted Replacement Upfront Amount will be distributed to Countrywide Home Loans, Inc. If that upfront amount is received after the Distribution Date on which the Certificate Swap Termination Payment was due to the Certificate Swap Counterparty under the original Certificate Swap Contract, or in the event that the Certificate Swap Contract is terminated and no replacement swap contract can be procured on terms substantially the same as those of the original Certificate Swap Contract and a Certificate Swap Termination Payment was payable by the Certificate Swap Counterparty, that upfront amount or Certificate Swap Termination Payment payable by the Certificate Swap Counterparty, as the case may be, will be retained by the Swap Contract Administrator and remitted to the Trustee on behalf of the Swap Trust on subsequent Distribution Dates up to and including the Certificate Swap Contract Termination Date to cover the amounts described in clauses (a), (b), (c) and (d) of the preceding paragraph. Following the Certificate Swap Contract Termination Date, any remainder of an upfront amount paid by a replacement swap counterparty, or of a Certificate Swap Termination Payment paid by a Certificate Swap Counterparty, will be distributed to Countrywide Home Loans and will not be available to make distributions in respect of any class of certificates.

The Certificate Swap Counterparty

Lehman Brothers Holdings Inc. (“LBHI”), was incorporated in December 29, 1983 and its principal executive offices are located at 745 Seventh Avenue, New York, New York, 10019 , telephone 212-526-7000. LBHI together with its consolidated subsidiaries (“Lehman Brothers”), is an innovator in global finance and serves the financial needs of institutional clients and individuals, corporations, municipalities and government entities worldwide. Lehman Brothers provides a vast array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. LBHI is currently rated A+ by S&P and A1 by Moody’s for long-term senior debt and P1 by Moody's for short-term senior debt.

Lehman Brothers Special Financing Inc. (“LBSF”), a Delaware corporation and a wholly-owned subsidiary of Lehman Brothers Inc., which is a wholly-owned subsidiary of LBHI, is Lehman Brothers’ principal dealer in a broad range of OTC derivative products including interest rate, currency, credit and mortgage derivatives. LBSF benefits from a full guarantee by LBHI.

See “—Further Information Regarding the Derivative Agreements” below for further information regarding the Certificate Swap Contract.

Class A-1-B Swap Contract

Countrywide Home Loans has entered into an interest rate swap transaction with BNP Paribas (the “Class A-1-B Swap Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Class A-1-B Swap Counterparty referred to as the “Class A-1-B Swap Contract” for the benefit of the Class A-1-B Certificates. The Class A-1-B Swap Contract is subject to certain ISDA definitions. On the closing date, pursuant to a “Class A-1-B Swap Contract Assignment Agreement”, Countrywide Home Loans will assign its rights under the Class A-1-B Swap Contract to The Bank of New York, as swap contract administrator, and Countrywide Home Loans, the Swap Contract Administrator and the trustee (acting as trustee of the swap trust) will enter into the Swap Contract Administration Agreement pursuant to which the Swap Contract Administrator will distribute any payments received under the Class A-1-B Swap Contract to the trustee (acting as trustee of the Swap Trust) as described below and pursuant to which the Swap Contract Administrator will remit to the Class A-1-B Swap Counterparty any funds received from the trustee (acting as trustee of the applicable Swap Trust) for payment to the Class A-1-B Swap Counterparty. Concurrently with the assignment of the Class A-1-B Swap Contract, the Swap Contract Administrator and the Class A-1-B Swap Counterparty will enter into a 1992 ISDA Master Agreement (Multicurrency - Cross Border), Schedule (the “Schedule”) and Credit Support Annex (the “Credit Support Annex”) thereto (collectively, the “Class A-1-B Swap ISDA Master Agreement” and together with the Certificate Swap ISDA Master Agreement, the “ISDA Master Agreements”).

The Class A-1-B Swap Contract will be an asset of the Swap Trust.

On each Distribution Date on or prior to the earlier of (i) September 2047 and (ii) the Distribution Date upon which the Class Certificate Balance of the Class A-1-B Certificates has been reduced to zero (such earlier date, the “Class A-1-B Swap Contract Termination Date”), the amount payable by the Swap Contract Administrator to the Class A-1-B Swap Counterparty under the Class A-1-B Swap Contract will equal the sum of:

(1)  the Class A-1-B Swap Fee for such Distribution Date;

(2)  Current Interest and Interest Carry Forward Amounts with respect to the Class A-1-B Certificates and such Distribution Date;

(3)  any amount of Net Rate Carryover from Excess Cashflow which the Class A-1-B Certificates would be entitled to receive in the absence of the Class A-1-B Swap Contract; and

(4)  the sum of (i) distributions of principal and Excess Cashflow in respect of any Class A-1-B Swap Principal Amount and (ii) interest on such Class A-1-B Swap Principal Amount at the Pass-Through Rate for the Class A-1-B Certificates for that Distribution Date.

In addition, on the business day preceding each Distribution Date on or prior to the Class A-1-B Swap Contract Termination Date, the Class A-1-B Swap Counterparty will be obligated to pay to the Swap Contract Administrator the product of:

(1)  LIBOR for such Accrual Period plus the Pass-Through Margin for the Class A-1-B Certificates for such Distribution Date listed under “—Interest—LIBOR Certificates”;

(2)  a notional amount equal to the Class Certificate Balance of the Class A-1-B Certificates immediately prior to the Distribution Date; and

(3)  the actual number of days in the Accrual Period divided by 360.

With respect to any Distribution Date prior to the termination of the Class A-1-B Swap Contract, the “Class A-1-B Swap Fee” will equal the product of (a) either (i) 0.07% for any Distribution Date occurring on or prior to the Optional Termination Date or (ii) 0.14% for any Distribution Date occurring after the Optional Termination Date, (b) the Class Certificate Balance of the Class A-1-B Certificates immediately prior to such Distribution Date and (c) the actual number of days in the related Accrual Period divided by 360.

With respect to any Distribution Date, the Swap Contract Administrator or the Class A-1-B Swap Counterparty, as the case may be, will only be required to make a “Class A-1-B Net Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party as described above over the payment that it is entitled to receive from that other party as described above. Any Class A-1-B Net Swap Payment owed by the Class A-1-B Swap Counterparty with respect to any Distribution Date will be payable on the business day preceding such Distribution Date, while any Class A-1-B Net Swap Payment owed to the Class A-1-B Swap Counterparty with respect to any Distribution Date will be payable on such Distribution Date.

In the event that a Class A-1-B Swap Termination Payment (other than a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event) is payable to the Class A-1-B Swap Counterparty with respect to any Distribution Date, the trustee will deposit (i) Interest Funds otherwise distributable to the Class A-1-B Certificates in the absence of such Class A-1-B Swap Termination Payment as described under clause (3) under “—Interest” above, in an amount up to the amount of such Class A-1-B Swap Termination Payment and (ii) any principal otherwise distributable to the Class A-1-B Certificates in the absence of such Class A-1-B Swap Termination Payment as described under “—Principal” above, in an amount up to the amount of such Class A-1-B Swap Termination Payment remaining after the deposit in clause (i) into the Class A-1-B Swap Account.

In the event that a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event is payable to the Class A-1-B Swap Counterparty with respect to any Distribution Date, the trustee will remit the amount of such Class A-1-B Swap Termination Payment from Excess Cashflow as described under clause (5) under “—Overcollateralization Provisions” above to the Class A-1-B Swap Account.

In the event that a Class A-1-B Net Swap Payment is payable from the Class A-1-B Swap Counterparty with respect to any Distribution Date, the Swap Contract Administrator will deposit such amount into the Class A-1-B Swap Account.

Following all other distributions on a Distribution Date, the trustee, acting on behalf of the Swap Trust, will distribute all amounts on deposit in the Class A-1-B Swap Account in the following amounts and order:

(i)  to the Swap Contract Administrator for payment to the Class A-1-B Swap Counterparty, any Class A-1-B Net Swap Payment payable to the Class A-1-B Swap Counterparty with respect to such Distribution Date;

(ii)  to the Swap Contract Administrator for payment to the Class A-1-B Swap Counterparty, any Class A-1-B Swap Termination Payment (other than a Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event) payable to the Class A-1-B Swap Counterparty with respect to such Distribution Date;

(iii)  to the Class A-1-B Certificates, an amount equal to the product of (i) the sum of (a) One-Month LIBOR and (b) the Pass-Through Margin for the Class A-1-B Certificates for such Distribution Date, (ii) the Class Certificate Balance of the Class A-1-B Certificates immediately prior to such Distribution Date and (iii) the actual number of days in the related Accrual Period divided by 360 (the “Uncapped Pass-Through Amount”); and

(iv)  to the Swap Contract Administrator for payment to the Class A-1-B Swap Counterparty, any Class A-1-B Swap Termination Payment due to a Class A-1-B Swap Counterparty Trigger Event payable to the Class A-1-B Swap Counterparty with respect to such Distribution Date.

A “Class A-1-B Swap Termination Payment” is a termination payment required to be made by either the Swap Contract Administrator or the Class A-1-B Swap Counterparty pursuant to the Class A-1-B Swap Contract as a result of an early termination of the Class A-1-B Swap Contract, as calculated pursuant to the early termination payment provisions of the Class A-1-B Swap ISDA Master Agreement.

A “Class A-1-B Swap Counterparty Trigger Event” means an event of default under the Class A-1-B Swap ISDA Master Agreement with respect to which the Class A-1-B Swap Counterparty is the sole defaulting party or a termination event under the Class A-1-B Swap ISDA Master Agreement (other than illegality or a tax event) with respect to which the Class A-1-B Swap Counterparty is the sole affected party.

In the event that the Class A-1-B Swap Contract is terminated, Countrywide Home Loans will be required to assist the Swap Contract Administrator in procuring a replacement swap contract (which will not be at the expense of Countrywide Home Loans) with terms approximating those of such Class A-1-B Swap Contract. In the event that a Class A-1-B Swap Termination Payment was payable by the Class A-1-B Swap Counterparty in connection with the termination of the Class A-1-B Swap Contract, the Class A-1-B Swap Termination Payment will be used to pay any upfront amount in connection with the replacement swap contract, and any remaining portion of the Class A-1-B Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of certificates. In the event that the swap counterparty in respect of a replacement swap contract pays any upfront amount to the Swap Contract Administrator in connection with entering into the replacement swap contract, that upfront amount will be included in Interest Funds and the Principal Distribution Amount for the following Distribution Date, as described in the pooling and servicing agreement, to the extent that a Class A-1-B Swap Termination Payment is payable to the Class A-1-B Swap Counterparty in connection with the termination of the Class A-1-B Swap Contract (or was previously paid to the Class A-1-B Swap Counterparty and Interest Funds and Principal Distribution Amount for one or more preceding Distribution Dates were used to cover such Class A-1-B Swap Termination Payment). Any upfront amount paid by a replacement swap counterparty that is not remitted by the Swap Contract Administrator to the trustee to cover any Class A-1-B Swap Termination Payment payable or previously paid to the Class A-1-B Swap Counterparty in respect of the Class A-1-B Swap Contract for the following Distribution Date will be distributed to Countrywide Home Loans and will not be available for distribution on any class of certificates. In the event that the Class A-1-B Swap Contract is terminated and no replacement swap contract can be procured on terms approximating those of the Class A-1-B Swap Contract, any Class A-1-B Swap Termination Payment payable by the Class A-1-B Swap Counterparty will be retained by the Swap Contract Administrator and remitted to the Trustee on behalf of the Swap Trust on subsequent Distribution Dates up to and including the Class A-1-B Swap Contract Termination Date to pay to the Class A-1-B Certificates the Uncapped Pass-Through Amount. Following the Class A-1-B Swap Contract Termination Date, any remaining Class A-1-B Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of certificates.

The Class A-1-B Swap Counterparty

The BNP Paribas Group (the “Group”) (of which BNP Paribas, a French corporation (société anonyme), is the parent company) is a European leader in banking and financial services. It has approximately 140,000 employees, 110,000 of whom are based in Europe. The group occupies leading positions in three significant fields of activity: Corporate and Investment Banking, Asset Management & Services and Retail Banking. It is present in 85 countries and has a strong presence in all the key financial centers. Present throughout Europe, in all its business lines, France and Italy are its two domestic markets in retail banking. BNP Paribas enjoys a significant and growing presence in the United States and leading positions in Asia and in emerging markets.

At 31 December 2006, the Group had consolidated assets of ˆ1,440.3 billion (compared to ˆ1,258.1 billion at 31 December 2005), consolidated loans and receivables due from customers of ˆ393.1 billion (compared to ˆ301.2 billion at 31 December 2005), consolidated items due to customers of ˆ298.7 billion (compared to ˆ247.5 billion at 31 December 2005) and shareholders’ equity (Group share including income for 2006) of ˆ49.5 billion (compared to ˆ40.7 billion at 31 December 2005). Pre-tax net income for the year ended 31 December 2006 was ˆ10.6 billion (compared to ˆ8.4 billion for the year ended 31 December 2005). Net income, Group share, for the year ended 31 December 2006 was ˆ7.3 billion (compared to ˆ5.9 billion for the year ended 31 December 2005).

The Group currently has long-term senior debt ratings of “Aa1” with stable outlook from Moody’s, “AA+” with stable outlook from Standard & Poor’s and “AA” with stable outlook from Fitch Ratings. Moody’s has also assigned the Bank a Bank Financial Strength rating of “B” and Fitch Ratings has assigned the Bank an individual rating of “A/B”.

Further Information Regarding the Derivative Agreements

Each of the Class A-1-B Swap Contract and the Certificate Swap Contract is also referred to in this free writing prospectus as a “Derivative Agreement”, and each of the Class A-1-B Swap Counterparty and the Certificate Swap Counterparty is referred to as a “Counterparty”. In addition, a Class A-1-B Swap Termination Payment and a Certificate Swap Termination Payment are referred to as a “Swap Termination Payment”.

Each Counterparty will be an eligible counterparty for so long as its credit ratings are at least equal to the S&P Required Ratings Threshold and the Moody’s Required Ratings Threshold. However, if the credit ratings of a Counterparty fall below the S&P Approved Ratings Threshold or the Moody’s Approved Ratings Threshold and that Counterparty chooses not to procure an eligible guarantee of its payment obligations under the Derivative Agreement or transfer the Derivative Agreement to an eligible replacement counterparty, the Counterparty may be required to pledge cash or other collateral in the form of securities to the Swap Contract Administrator with an aggregate value determined in accordance with the Credit Support Annex. Any collateral posted under the Credit Support Annex would be available to the Swap Contract Administrator as security in the case that an “event of default” or “additional termination event” occurs under the related ISDA Master Agreement with respect to which the Counterparty is the sole defaulting party or sole affected party, as applicable, and a Swap Termination Payment is payable from the Counterparty. If the credit ratings of a Counterparty fall below the S&P Required Ratings Threshold or the Moody’s Required Ratings Threshold, that Counterparty is obligated to use commercially reasonable efforts to procure an eligible guarantee of its payment obligations under the Derivative Agreement or transfer the Derivative Agreement to an eligible replacement counterparty at no cost to either the Swap Contract Administrator or the issuing entity, and the Counterparty may also be obligated to pledge additional collateral. The failure of the Counterparty to make such efforts or to procure an eligible guarantee or replacement as described in the preceding sentence would entitle the Swap Contract Administrator to declare an early termination of the Derivative Agreement as more fully described below.

Each Derivative Agreement will be subject to early termination by the Swap Contract Administrator if at any time an “event of default” under the ISDA Master Agreement occurs and is continuing with respect to the related Counterparty (or any related guarantor, if applicable), in each case in accordance with the provisions of the ISDA Master Agreement. Events of default with respect to a Counterparty (or any related guarantor, if applicable) include the following:

1. a failure to make a payment due under the Derivative Agreement, if such failure is not remedied on or before the first business day after notice of such failure is received,

2. a failure to comply with or perform any non-payment agreement or obligation to be complied with or performed in accordance with the ISDA Master Agreement, if such failure is not remedied on or before the thirtieth day after notice of such failure is received, including a failure of the Counterparty, if its credit ratings no longer satisfy both the S&P Required Ratings Threshold and the Moody’s Required Ratings Threshold, to use commercially reasonable efforts to procure an eligible guarantee of the Counterparty’s payment obligations under the Derivative Agreement or transfer the Derivative Agreement to an eligible replacement counterparty,

3. if the credit ratings of the Counterparty fall below the S&P Required Ratings Threshold for 10 or more business days or the Moody’s Required Ratings Threshold for 30 or more business days, a failure to post any collateral required under the Credit Support Annex and certain other events involving the termination or repudiation of the Credit Support Annex prior to the termination of the Derivative Agreement,

4. a breach of certain representations of the Counterparty in the ISDA Master Agreement,

5. the occurrence of (i) a default of the Counterparty under one or more agreements or instruments relating to indebtedness in an aggregate amount of not less than 3% of the shareholders’ equity of the Counterparty which has resulted in the acceleration or potential acceleration of such indebtedness or (ii) a default by the Counterparty under such agreement or instrument in making one or more payments on the due date thereof in an aggregate amount of not less than 3% of the shareholders’ equity of the Counterparty (after giving effect to any applicable notice requirement or grace period),

6. certain insolvency or bankruptcy events, and

7. a merger by the Counterparty without an assumption of its obligations under the Derivative Agreement and the ISDA Master Agreement.

Each Derivative Agreement will be subject to early termination by the Counterparty if at any time an “event of default” under the related ISDA Master Agreement occurs and is continuing with respect to the Swap Contract Administrator, in each case in accordance with the provisions of the ISDA Master Agreement. Events of default with respect to the Swap Contract Administrator include the following:

1. a failure to make a payment due under the Derivative Agreement, if such failure is not remedied on or before the first business day after notice of such failure is received,

2. if the Counterparty has posted collateral under the Credit Support Annex because its credit ratings are below the S&P Approved Ratings Threshold or the Moody’s Approved Ratings Threshold, a failure by the Swap Contract Administrator to return any collateral as required under the Credit Support Annex if such failure is not remedied on or before the second business day after notice of such failure is received, and

3. certain insolvency or bankruptcy events of the Swap Contract Administrator or the issuing entity.

Each Derivative Agreement will also be subject to early termination by either the Counterparty or the Swap Contract Administrator if at any time a “termination event” under the related ISDA Master Agreement occurs and is continuing, in each case in accordance with the provisions of the ISDA Master Agreement. Termination events include the following:

1. illegality (which generally relates to changes in law causing it to become unlawful for either party (or any related guarantor, in the case of the Counterparty) to perform its obligations under the Derivative Agreement or guaranty, as applicable),

2. a tax event (which generally relates to either party receiving a payment under the Derivative Agreement from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax), and

3. a tax event upon merger (which generally relates to either party receiving a payment under the Derivative Agreement from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax, in each case, resulting from a merger).

Finally, each Derivative Agreement will also be subject to early termination by the party indicated below if at any time an “additional termination event” under the related ISDA Master Agreement occurs and is continuing with respect to the other party, in each case in accordance with the provisions of the ISDA Master Agreement:

1. by the Counterparty, in the event of an amendment to the pooling and servicing agreement that could reasonably be expected to have a material adverse effect on the Counterparty without the prior written consent of the Counterparty where such consent is required under the pooling and servicing agreement,

2. by the Swap Contract Administrator, in the event that the credit ratings of the Counterparty (or any related guarantor) fall below the S&P Approved Ratings Threshold or the Moody’s Approved Ratings Threshold (but such credit ratings are at least equal to the S&P Required Ratings Threshold or the Moody’s Required Ratings Threshold, as applicable) and the Counterparty fails to post the required amount of collateral, or otherwise fails to comply with or perform any other obligation, under the Credit Support Annex,

3. by the Swap Contract Administrator, in the event that the credit ratings of the Counterparty (or any related guarantor) fall below the S&P Required Ratings Threshold for 60 or more calendar days and the Counterparty has failed to either procure an eligible guarantee of the Counterparty’s payment obligations under the Derivative Agreement or transfer the Derivative Agreement to an eligible replacement counterparty,

4. by the Swap Contract Administrator, in the event that the credit ratings of the Counterparty (or any related guarantor) fall below the Moody’s Required Ratings Threshold for 30 or more business days and at least one eligible replacement counterparty has made an offer to be a replacement counterparty, and

5. by the Swap Contract Administrator, in the event of a failure by the Counterparty to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of Regulation AB with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the ISDA Master Agreement, and the Counterparty fails to transfer the Derivative Agreement at its sole cost and expense, in whole, but not in part, to a replacement counterparty that (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating thresholds set forth in the ISDA Master Agreement, and (iii) is approved by the depositor (which approval shall not be unreasonably withheld) and any Rating Agency, if applicable.

The “S&P Approved Ratings Threshold” means a short-term unsecured and unsubordinated debt rating from S&P of “A-1” or, if a short-term unsecured and unsubordinated debt rating from S&P is not available, a long-term unsecured and unsubordinated debt rating from S&P of “A+”. The “S&P Required Ratings Threshold” means a short-term unsecured and unsubordinated debt rating from S&P of “A-2” or, if a short-term unsecured and unsubordinated debt rating from S&P is not available, a long-term unsecured and unsubordinated debt rating from S&P of “BBB+”.

The “Moody’s Approved Ratings Threshold” means a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1” or, if a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s is not available, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”. The “Moody’s Required Ratings Threshold” means a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2” or, if a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s is not available, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

The significance percentage for each Derivative Agreement is less than 10%. The “significance percentage” for a Derivative Agreement is the percentage that the significance estimate of the Derivative Agreement represents of the aggregate Class Certificate Balance of the certificates that are benefited by such Derivative Agreement. The “significance estimate” of a Derivative Agreement is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Derivative Agreement, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The certificates do not represent an obligation of any Counterparty or the Swap Contract Administrator. The holders of the certificates are not parties to or beneficiaries under the Derivative Agreements and will not have any right to proceed directly against a Counterparty in respect of its obligations under the related Derivative Agreement or against the Swap Contract Administrator.

The Derivative Agreements and the ISDA Master Agreements will be filed with the SEC as an exhibit to a Current Report on Form 8-K after the closing date.

Annex A

The Mortgage Pool

Loan Programs

Loan Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
5/25 Mortgage Loans	258	$88,732,542	15.10%	343,925	7.002	356	727	76.15	83.14
5/35 Mortgage Loans	6	1,880,394	0.32	313,399	7.285	476	719	77.08	79.92
5/1 Mortgage Loans	993	496,850,256	84.58	500,353	7.199	364	723	74.74	78.57
Total	1,257	$587,463,192	100.00%

Current Principal Balances(1)

Range of Current Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50,000.00	1	$49,625	0.01%	49,625	8.250	359	743	90.00	90.00
50,000.01-100,000.00	26	2,154,782	0.37	82,876	7.316	363	724	71.21	74.95
100,000.01-150,000.00	83	10,739,774	1.83	129,395	7.459	362	722	77.26	80.50
150,000.01-200,000.00	113	19,923,920	3.39	176,318	7.354	364	722	76.01	79.02
200,000.01-250,000.00	127	28,586,503	4.87	225,091	7.257	362	723	76.99	82.62
250,000.01-300,000.00	129	35,503,403	6.04	275,220	7.339	362	719	77.60	82.15
300,000.01-350,000.00	97	31,497,395	5.36	324,715	7.247	361	713	76.97	79.85
350,000.01-400,000.00	97	36,335,218	6.19	374,590	7.226	364	722	77.42	82.16
400,000.01-450,000.00	105	44,646,676	7.60	425,206	7.254	365	725	77.86	82.76
450,000.01-500,000.00	89	42,156,662	7.18	473,670	7.234	363	720	78.22	83.18
500,000.01-550,000.00	60	31,668,183	5.39	527,803	7.122	367	719	77.06	82.08
550,000.01-600,000.00	55	31,511,343	5.36	572,934	7.129	366	719	77.07	81.22
600,000.01-650,000.00	57	35,991,634	6.13	631,432	7.217	364	728	77.64	82.70
650,000.01-700,000.00	26	17,413,576	2.96	669,753	7.216	369	718	74.41	78.89
700,000.01-750,000.00	18	13,098,414	2.23	727,690	7.270	360	707	77.58	82.84
750,000.01-1,000,000.00	92	81,947,725	13.95	890,736	6.990	362	730	73.45	78.66
1,000,000.01-1,500,000.00	52	65,536,507	11.16	1,260,317	6.971	364	728	71.89	75.05
1,500,000.01-2,000,000.00	20	35,094,343	5.97	1,754,717	7.259	359	743	67.19	69.88
Greater than or equal to 2,000,000.01	10	23,607,509	4.02	2,360,751	7.028	370	720	63.78	66.38
Total	1,257	$587,463,192	100.00%

(1)	As of the cut-off date, the average current principal balance of the Mortgage Loans was approximately $467,353.

Original Principal Balances

Range of Original Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50,000.00	1	$49,625	0.01%	49,625	8.250	359	743	90.00	90.00
50,000.01-100,000.00	26	2,154,782	0.37	82,876	7.316	363	724	71.21	74.95
100,000.01-150,000.00	86	11,190,888	1.90	130,127	7.446	362	723	77.04	80.15
150,000.01-200,000.00	113	20,076,814	3.42	177,671	7.357	364	723	75.60	78.59
200,000.01-250,000.00	126	28,484,250	4.85	226,065	7.250	362	723	77.02	82.67
250,000.01-300,000.00	132	36,509,639	6.21	276,588	7.357	362	717	77.76	82.19
300,000.01-350,000.00	94	30,694,126	5.22	326,533	7.228	363	714	77.15	80.45
350,000.01-400,000.00	98	36,849,270	6.27	376,013	7.231	363	724	77.43	81.96
400,000.01-450,000.00	104	44,401,328	7.56	426,936	7.237	364	725	77.62	82.68
450,000.01-500,000.00	89	42,300,871	7.20	475,291	7.255	364	720	78.15	83.05
500,000.01-550,000.00	60	31,654,897	5.39	527,582	7.088	365	717	77.25	82.15
550,000.01-600,000.00	54	31,011,520	5.28	574,287	7.142	366	719	76.99	81.02
600,000.01-650,000.00	61	38,652,394	6.58	633,646	7.215	363	728	77.07	82.71
650,000.01-700,000.00	21	14,148,291	2.41	673,728	7.242	372	715	75.78	78.78
700,000.01-750,000.00	18	13,098,414	2.23	727,690	7.270	360	707	77.58	82.84
750,000.01-1,000,000.00	94	83,957,876	14.29	893,169	6.980	362	730	73.33	78.41
1,000,000.01-1,500,000.00	50	63,526,356	10.81	1,270,527	6.984	364	728	72.00	75.27
1,500,000.01-2,000,000.00	20	35,094,343	5.97	1,754,717	7.259	359	743	67.19	69.88
Greater than or equal to 2,000,000.01	10	23,607,509	4.02	2,360,751	7.028	370	720	63.78	66.38
Total	1,257	$587,463,192	100.00%

State Distribution of Mortgaged Properties(1)

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Alabama	3	$2,276,000	0.39%	758,667	7.080	360	733	70.69	82.37
Alaska	1	828,239	0.14	828,239	7.375	358	728	78.57	78.57
Arizona	47	17,301,349	2.95	368,114	7.082	360	710	73.96	77.50
Arkansas	1	472,156	0.08	472,156	7.625	358	696	77.91	90.00
California	534	302,486,497	51.49	566,454	7.116	364	725	74.63	79.14
Colorado	15	5,291,391	0.90	352,759	6.715	368	760	71.81	76.21
Connecticut	8	7,528,675	1.28	941,084	7.124	359	730	71.72	72.58
Delaware	2	451,600	0.08	225,800	6.681	360	748	63.67	65.52
Florida	184	70,056,436	11.93	380,742	7.263	368	722	75.45	80.16
Georgia	18	7,484,022	1.27	415,779	6.979	359	724	75.14	78.05
Hawaii	18	8,693,295	1.48	482,961	7.366	369	728	75.87	77.70
Idaho	4	2,110,759	0.36	527,690	6.702	359	709	71.45	72.29
Illinois	25	8,239,732	1.40	329,589	7.624	359	715	77.69	80.60
Indiana	2	640,000	0.11	320,000	7.742	360	713	80.00	84.38
Iowa	1	64,142	0.01	64,142	7.250	359	710	79.26	79.26
Kansas	4	1,085,107	0.18	271,277	7.520	359	730	76.12	78.48
Louisiana	2	497,510	0.08	248,755	6.957	360	666	87.23	87.23
Maryland	23	10,174,215	1.73	442,357	7.020	359	703	78.34	80.09
Massachusetts	11	5,111,009	0.87	464,637	7.326	359	711	79.31	84.51
Michigan	15	3,198,400	0.54	213,227	7.567	359	727	78.29	80.83
Minnesota	9	1,774,813	0.30	197,201	7.381	358	725	79.46	82.49
Mississippi	3	471,340	0.08	157,113	7.485	391	725	86.33	92.11
Missouri	15	3,890,236	0.66	259,349	7.428	359	739	77.16	78.38
Montana	2	638,636	0.11	319,318	7.432	358	704	76.17	76.17
Nevada	26	10,450,022	1.78	401,924	7.162	363	713	77.72	83.15
New Hampshire	1	140,383	0.02	140,383	7.375	358	721	79.86	79.86
New Jersey	19	6,737,487	1.15	354,605	7.485	370	704	81.40	85.05
New Mexico	7	1,600,236	0.27	228,605	7.128	358	698	74.27	75.65
New York	15	9,045,752	1.54	603,050	6.821	360	727	61.96	64.35
North Carolina	13	3,597,888	0.61	276,761	7.087	359	727	75.59	79.99
Ohio	8	1,155,142	0.20	144,393	7.174	359	740	80.91	91.37
Oregon	30	11,132,050	1.89	371,068	7.294	359	719	76.48	81.27
Pennsylvania	13	3,947,961	0.67	303,689	7.362	365	712	76.79	79.68
Rhode Island	3	1,520,802	0.26	506,934	7.380	359	738	72.32	72.83
South Carolina	9	8,049,903	1.37	894,434	7.362	359	742	66.30	69.38
South Dakota	2	384,483	0.07	192,241	7.636	360	787	80.00	80.00
Tennessee	5	2,103,542	0.36	420,708	6.965	360	738	80.19	80.19
Texas	10	4,598,922	0.78	459,892	7.656	359	718	75.68	80.79
Utah	26	10,926,241	1.86	420,240	7.272	363	730	78.06	82.46
Virginia	18	8,640,780	1.47	480,043	7.155	359	721	78.72	86.18
Washington	94	39,607,707	6.74	421,359	7.217	360	728	75.45	80.35
West Virginia	1	63,065	0.01	63,065	6.875	358	665	90.00	90.00
Wisconsin	10	2,995,266	0.51	299,527	7.299	359	728	73.05	79.23
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, no more than approximately 0.865% of the Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50.00	37	$15,201,773	2.59%	410,859	6.558	360	744	41.08	41.08
50.01-55.00	19	9,455,362	1.61	497,651	6.898	363	746	53.01	53.98
55.01-60.00	41	29,138,492	4.96	710,695	6.979	362	731	57.98	59.29
60.01-65.00	42	28,984,925	4.93	690,117	7.174	360	711	63.57	66.10
65.01-70.00	99	68,919,959	11.73	696,161	7.113	368	720	68.86	72.64
70.01-75.00	165	86,313,277	14.69	523,111	7.216	364	729	74.13	77.79
75.01-80.00	723	312,210,587	53.15	431,827	7.156	363	723	79.67	85.53
80.01-85.00	13	4,613,602	0.79	354,892	7.402	359	700	84.60	84.60
85.01-90.00	79	22,006,098	3.75	278,558	7.807	370	705	89.34	89.34
90.01-95.00	39	10,619,119	1.81	272,285	7.737	359	734	94.69	94.69
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 74.96%.
(2) Does not take into account any secondary financing on the Mortgage Loans that may exist at the time of origination.

Combined Loan-to-Value Ratios(1)

Range of Combined Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50.00	37	$15,201,773	2.59%	410,859	6.558	360	744	41.08	41.08
50.01-55.00	18	8,954,273	1.52	497,460	6.886	363	747	53.11	53.11
55.01-60.00	35	21,882,334	3.72	625,210	6.896	363	732	57.80	57.80
60.01-65.00	38	27,200,031	4.63	715,790	7.239	360	706	62.68	63.12
65.01-70.00	77	51,171,003	8.71	664,558	7.019	371	722	67.96	68.52
70.01-75.00	136	65,675,299	11.18	482,907	7.237	363	733	73.14	74.18
75.01-80.00	326	154,679,966	26.33	474,478	7.142	363	723	78.39	79.51
80.01-85.00	55	30,174,348	5.14	548,625	7.290	363	717	78.35	83.73
85.01-90.00	431	181,392,474	30.88	420,864	7.252	365	719	80.28	89.57
90.01-95.00	51	14,720,238	2.51	288,632	7.553	359	735	90.60	94.72
95.01-100.00	53	16,411,455	2.79	309,650	7.110	357	745	79.39	99.78
Total	1,257	$587,463,192	100.00%

(1) The Combined Loan-to-Value Ratios presented in the foregoing table reflect only certain junior lien Mortgage Loans secured by the related mortgaged properties. See the definition of “Combined Loan-to-Value Ratio” under the heading “Mortgage Pool” in the prospectus supplement.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
4.501-5.000	1	$196,000	0.03%	196,000	5.000	480	669	70.00	70.00
5.001-5.500	3	2,891,708	0.49	963,903	5.500	453	719	72.06	74.30
5.501-6.000	17	10,110,643	1.72	594,744	5.935	378	715	61.72	64.03
6.001-6.500	133	72,741,104	12.38	546,926	6.383	362	733	72.32	75.79
6.501-7.000	388	191,233,011	32.55	492,869	6.815	363	725	74.29	78.94
7.001-7.500	357	166,372,216	28.32	466,029	7.336	363	727	75.03	79.69
7.501-8.000	239	103,343,622	17.59	432,400	7.813	362	716	77.29	81.86
8.001-8.500	98	33,280,364	5.67	339,596	8.262	363	711	79.29	81.99
8.501-9.000	19	6,627,125	1.13	348,796	8.758	366	696	83.92	86.01
9.001-9.500	2	667,400	0.11	333,700	9.250	360	668	90.84	90.84
Total	1,257	$587,463,192	100.00%

(1) The current Mortgage Rates listed in the preceding table include lender paid mortgage insurance premiums. As of the cut-off date, the weighted average current Mortgage Rate of the Mortgage Loans was approximately 7.169% per annum. As of the cut-off date, the weighted average current Mortgage Rate of the Mortgage Loans net of the premium charged by the lender in connection with lender paid mortgage insurance was approximately 7.151% per annum.

Types of Mortgaged Properties

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Single Family Residence	759	$359,122,880	61.13%	473,153	7.160	364	723	74.41	78.51
Planned Unit Development	282	141,593,716	24.10	502,105	7.120	363	726	75.50	80.47
Condominium	141	52,754,943	8.98	374,149	7.214	364	730	77.93	82.70
2-4 Family Unit	51	21,454,092	3.65	420,668	7.477	368	714	71.69	74.17
High-rise Condominium	23	12,081,562	2.06	525,285	7.298	359	728	77.75	81.52
Cooperative	1	456,000	0.08	456,000	6.250	360	719	80.00	80.00
Total	1,257	$587,463,192	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Refinance (cash-out)	434	$219,947,894	37.44%	506,792	7.107	364	722	74.17	78.76
Refinance (rate-term)	428	200,551,880	34.14	468,579	7.181	364	719	71.98	73.60
Purchase	395	166,963,419	28.42	422,692	7.238	362	731	79.59	86.73
Total	1,257	$587,463,192	100.00%

Occupancy Types(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Primary Residence	959	$479,817,070	81.68%	500,331	7.115	363	723	75.12	79.74
Investment Property	223	76,309,853	12.99	342,197	7.500	364	731	74.32	76.83
Secondary Residence	75	31,336,270	5.33	417,817	7.185	366	724	74.17	77.87
Total	1,257	$587,463,192	100.00%

(1) Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
480	29	$15,157,061	2.58%	522,657	6.993	480	730	75.60	77.29
479	3	948,147	0.16	316,049	7.268	479	759	82.85	90.00
478	4	1,886,963	0.32	471,741	6.913	478	772	77.87	88.77
477	6	2,540,385	0.43	423,398	6.367	477	736	73.55	78.77
476	2	549,287	0.09	274,643	7.141	476	719	75.76	82.16
475	2	642,224	0.11	321,112	7.250	475	734	79.38	82.22
360	697	352,873,093	60.07	506,274	7.206	360	725	75.07	79.33
359	130	59,424,164	10.12	457,109	7.307	359	718	73.08	75.81
358	120	53,830,876	9.16	448,591	7.069	358	718	75.69	79.29
357	132	55,884,445	9.51	423,367	7.151	357	723	74.59	79.94
356	83	28,394,868	4.83	342,107	6.987	356	724	76.11	83.68
355	47	14,738,763	2.51	313,591	6.902	355	731	74.96	80.21
354	2	592,916	0.10	296,458	6.277	354	721	76.00	81.85
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, the weighted average remaining term to maturity of the Mortgage Loans was approximately 364 months.

Documentation Programs

Documentation Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Reduced	663	$322,173,560	54.84%	485,933	7.308	363	718	74.55	79.18
Preferred	285	135,434,498	23.05	475,209	7.003	364	745	75.12	80.07
Full/Alternative	269	115,198,245	19.61	428,246	6.920	366	718	75.55	78.38
Stated Income/Stated Asset	36	12,949,406	2.20	359,706	7.556	361	714	78.47	80.38
No Ratio	2	1,029,315	0.18	514,657	8.273	357	741	80.00	90.00
No Income/No Asset	2	678,169	0.12	339,085	7.520	357	677	66.74	69.48
Total	1,257	$587,463,192	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
601-620	4	$1,372,680	0.23%	343,170	7.539	379	620	72.87	75.53
621-640	38	14,277,023	2.43	375,711	7.592	363	631	77.18	79.19
641-660	72	27,033,253	4.60	375,462	7.215	363	653	76.15	79.21
661-680	120	51,236,097	8.72	426,967	7.338	362	672	77.73	81.60
681-700	187	85,763,960	14.60	458,631	7.143	361	691	74.79	79.15
701-720	204	106,060,544	18.05	519,905	7.148	366	710	74.24	77.97
721-740	181	92,502,189	15.75	511,062	7.176	362	731	74.30	80.60
741-760	172	74,179,169	12.63	431,274	7.102	362	751	76.46	81.72
761-780	136	71,644,978	12.20	526,801	7.041	361	770	74.09	78.07
781-800	102	46,679,890	7.95	457,646	7.196	368	790	73.64	76.41
801-820	38	14,968,543	2.55	393,909	7.120	380	810	72.68	76.30
821-840	1	235,000	0.04	235,000	6.875	360	824	34.31	34.31
Unknown	2	1,509,867	0.26	754,934	7.874	360	N/A	80.00	80.00
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, the weighted average FICO credit score of the borrowers related to the Mortgage Loans was approximately 724.

Prepayment Charge Periods at Origination

Prepayment Charge Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0	579	$283,943,025	48.33%	490,402	7.241	364	725	74.73	78.76
12	334	182,320,653	31.04	545,870	7.005	363	725	74.54	79.04
24	4	1,267,120	0.22	316,780	8.467	359	700	88.49	88.49
36	326	114,175,672	19.44	350,232	7.210	365	718	76.05	80.72
60	14	5,756,722	0.98	411,194	7.690	361	725	75.46	80.19
Total	1,257	$587,463,192	100.00%

Months to Next Mortgage Rate Adjustment Date(1)

Months to Next Mortgage Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
54	2	$592,916	0.10%	296,458	6.277	354	721	76.00	81.85
55	49	15,380,987	2.62	313,898	6.917	360	731	75.15	80.29
56	85	28,944,155	4.93	340,519	6.990	358	724	76.11	83.65
57	138	58,424,831	9.95	423,368	7.117	362	724	74.54	79.89
58	124	55,717,839	9.48	449,337	7.063	362	719	75.76	79.61
59	133	60,372,311	10.28	453,927	7.306	361	719	73.23	76.04
60	726	368,030,154	62.65	506,929	7.197	365	725	75.09	79.25
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, the weighted average months to the next Mortgage Rate Adjustment Date of the Mortgage Loans was approximately 59 months.

Gross Margins(1)

Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
2.001-3.000	1,223	$577,539,716	98.31%	472,232	7.147	363	724	74.68	79.05
3.001-4.000	34	9,923,477	1.69	291,867	8.441	370	714	91.44	91.44
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, the weighted average Gross Margin of the Mortgage Loans was approximately 2.274%.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
9.001-10.000	1	$196,000	0.03%	196,000	5.000	480	669	70.00	70.00
10.001-11.000	20	13,002,351	2.21	650,118	5.838	394	716	64.02	66.31
11.001-12.000	521	263,974,115	44.93	506,668	6.696	363	728	73.75	78.07
12.001-13.000	596	269,715,837	45.91	452,543	7.519	363	723	75.89	80.52
13.001-14.000	117	39,907,489	6.79	341,090	8.344	364	709	80.06	82.66
14.001-15.000	2	667,400	0.11	333,700	9.250	360	668	90.84	90.84
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, the weighted average Maximum Mortgage Rate of the Mortgage Loans was approximately 12.169% per annum.

Fixed Rate Period

Fixed Rate Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
60	1,257	$587,463,192	100.00%	467,353	7.169	364	724	74.96	79.26
Total	1,257	$587,463,192	100.00%

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
2.001-3.000	1,216	$574,731,597	97.83%	472,641	7.140	363	724	74.68	79.05
3.001-4.000	41	12,731,596	2.17	310,527	8.485	368	712	87.75	88.65
Total	1,257	$587,463,192	100.00%

(1) As of the cut-off date, the weighted average Minimum Mortgage Rate of the Mortgage Loans was approximately 2.282% per annum.

Initial Periodic Rate Cap

Initial Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
5.000	1,257	$587,463,192	100.00%	467,353	7.169	364	724	74.96	79.26
Total	1,257	$587,463,192	100.00%

Subsequent Periodic Rate Cap

Subsequent Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1.000	264	$90,612,936	15.42%	343,231	7.008	359	727	76.17	83.08
2.000	993	496,850,256	84.58	500,353	7.199	364	723	74.74	78.57
Total	1,257	$587,463,192	100.00%

Maximum Negative Amortization Limit

Maximum Negative Amortization Limit (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
110.00	52	$19,500,095	3.32%	375,002	7.316	360	730	78.89	80.28
115.00	1,205	567,963,097	96.68	471,339	7.164	364	724	74.83	79.23
Total	1,257	$587,463,192	100.00%

Recast Period(1)

Recast Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
60	277	$95,745,126	16.30%	345,650	7.014	359	727	76.38	82.93
120	980	491,718,067	83.70	501,753	7.199	364	723	74.69	78.55
Total	1,257	$587,463,192	100.00%

(1) At the end of the Recast Period, the amount of the monthly minimum payment adjusts to an amount equal to the monthly interest-only payment calculated at the then-current Mortgage Rate on the unpaid principal balance of the Mortgage Loan; provided, however, that on the ten-year anniversary of the first Due Date for the Mortgage Loan (or at the end of the Recast Period in the case of those Mortgage Loans that have a Recast Period of 120 months), the monthly minimum payment adjusts so that it is sufficient to pay monthly accrued interest at the then-current Mortgage Rate and to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.